Exhibit 10.6

Execution Copy

$2,600,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

PINNACLE ENTERTAINMENT, INC.,

as the Borrower,

the Lenders from Time to Time Parties Hereto,

J.P. MORGAN SECURITIES LLC,

GOLDMAN SACHS LENDING PARTNERS LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

DEUTSCHE BANK SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

BARCLAYS BANK PLC,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunning Managers,

J.P. MORGAN SECURITIES LLC,

GOLDMAN SACHS LENDING PARTNERS LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

DEUTSCHE BANK SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

BARCLAYS BANK PLC,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

UBS SECURITIES LLC,

U.S. BANK NATIONAL ASSOCIATION,

and

FIFTH THIRD BANK

as Co-Documentation Agents,

FIFTH THIRD BANK,

as Junior Arranger,

RBS SECURITIES INC.,

and

SUMITOMO MITSUI BANKING CORPORATION

as Co-Managers,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of August 13, 2013

i

SECTION 5. PAYMENTS		82

5.1	Optional Prepayments	82
5.2	Mandatory Prepayments	83
5.3	Method and Place of Payment	86
5.4	Net Payments	86
5.5	Computations of Interest and Fees	90
5.6	Limit on Rate of Interest	90

SECTION 6. REPRESENTATIONS AND WARRANTIES		91

6.1	Financial Condition	91
6.2	No Change	92
6.3	Organizational Existence; Compliance with Law	93
6.4	Organizational Power; Authorization; Enforceable Obligations	93
6.5	No Legal Bar	93
6.6	No Material Litigation	94
6.7	No Default	94
6.8	Ownership of Property; Liens	94
6.9	Intellectual Property	95
6.10	Taxes	95
6.11	Federal Regulations	95
6.12	Labor Matters	95
6.13	ERISA	96
6.14	Investment Company Act; Other Regulations	97
6.15	Subsidiaries	97
6.16	Use of Proceeds	97
6.17	Environmental Matters	98
6.18	Accuracy of Information, Etc.	99
6.19	Security Documents	99
6.20	Solvency	100
6.21	Senior Indebtedness	100
6.22	Regulation H	100
6.23	Gaming Laws	100
6.24	Anti-Terrorism Laws	100
6.25	Insurance Proceeds	101

SECTION 7. CONDITIONS PRECEDENT		101

7.1	Conditions to Initial Borrowing	101
7.2	Conditions Precedent to All Loan Events	107

SECTION 8. AFFIRMATIVE COVENANTS		108

8.1	Financial Statements	108
8.2	Certificates; Other Information	109
8.3	Payment of Obligations	111

8.4	Conduct of Business and Maintenance of Existence, Etc.	111
8.5	Maintenance of Property; Insurance	111
8.6	Inspection of Property; Books and Records; Discussions	112
8.7	Notices	112
8.8	Environmental Laws	113
8.9	Control Agreements	113
8.10	Additional Collateral, Etc.	114
8.11	OFAC and Anti-Corruption Provisions	116
8.12	Compliance with FTC Order	117
8.13	Post-Closing Matters	117
8.14	Further Assurances	117

SECTION 9. NEGATIVE COVENANTS		118

9.1	Financial Condition Covenants	118
9.2	Limitation on Indebtedness	120
9.3	Limitation on Liens	122
9.4	Limitation on Fundamental Changes	125
9.5	Limitation on Disposition of Property	125
9.6	Limitation on Restricted Payments	127
9.7	Limitation on Investments	128
9.8	Limitation on Optional Payments and Modifications of Debt Instruments, Etc.	130
9.9	Limitation on Transactions with Affiliates	131
9.10	Limitation on Sales and Leasebacks	132
9.11	Limitation on Changes in Fiscal Periods	132
9.12	Limitation on Negative Pledge Clauses	132
9.13	Limitation on Restrictions on Subsidiary Distributions	132
9.14	Limitation on Lines of Business	133
9.15	Limitation on Hedge Agreements	133
9.16	Limitation on Changes to Deferred Compensation Plan	133
9.17	Directors’ and Officers’ Trust	133

SECTION 10. EVENTS OF DEFAULT		133

10.1	Payments	133
10.2	Representations, Etc.	134
10.3	Covenants	134
10.4	Default Under Other Agreements	134
10.5	Bankruptcy, Etc.	134
10.6	ERISA	135
10.7	Judgments	135
10.8	Security Documents	135
10.9	Guaranty	136
10.10	Change of Control	136
10.11	Subordinated Notes	136
10.12	Application of Proceeds	137

SECTION 11. THE AGENTS		137

11.1	Appointment	137
11.2	Delegation of Duties	138
11.3	Exculpatory Provisions	138
11.4	Reliance by Agents	138
11.5	Notice of Default	139
11.6	Non-Reliance on Agents and Other Lenders	139
11.7	Indemnification	140
11.8	Agents in Their Individual Capacities	141
11.9	Successor Agents and Successor Swing Line Lender	141
11.10	Withholding Tax	142
11.11	Agents Under Security Documents and Subsidiary Guaranty	142
11.12	Right to Realize on Collateral and Enforce Guarantee	143
11.13	Treasury Management Agreements and Hedge Agreements	144

SECTION 12. MISCELLANEOUS		144

12.1	Amendments, Waivers and Releases	144
12.2	Notices	148
12.3	No Waiver; Cumulative Remedies	149
12.4	Survival of Representations and Warranties	149
12.5	Payment of Expenses; Indemnification	149
12.6	Successors and Assigns; Participations and Assignments	150
12.7	Replacements of Lenders Under Certain Circumstances	155
12.8	Adjustments; Set-off	157
12.9	Counterparts	158
12.10	Severability	158
12.11	Integration	158
12.12	GOVERNING LAW	158
12.13	Submission To Jurisdiction; Waivers	159
12.14	Acknowledgments	159
12.15	WAIVERS OF JURY TRIAL	160
12.16	Confidentiality	160
12.17	Direct Website Communications	161
12.18	USA Patriot Act	163
12.19	Payments Set Aside	163
12.20	Gaming Laws and Liquor Laws	163
12.21	Amendment and Restatement	164

SCHEDULES:

1.1(a)	List of Mortgaged Properties (Leasehold and Fee)
1.1(b)	List of Preferred Ship Mortgages
1.1(c)	List of Commitments of Lenders
1.1(d)	List of Existing Letters of Credit
5.3(a)	List of Required Asset Sales
6.4	List of Outstanding Consents, Authorizations, Filings, Proceedings and Notices
6.15(a)	List of Subsidiaries (Unrestricted and Restricted and Immaterial)
6.15(b)	List of Outstanding Subscriptions, Options, Warrants, Calls, Rights or Other Agreements or Commitments
6.19(a)	UCC Financing Statements Filing Jurisdictions
6.19(b)	List of Amendments to Mortgages
7.1(d)	List of Legal Opinions as of the Effective Date
8.13	List of Post-Closing Matters
9.2(d)	List of Existing Indebtedness
9.3(f)	List of Existing Liens
9.5(g)	List of Designated Assets
9.7(d)	List of Existing Investments
9.9	List of Existing Transactions with Affiliates
EXHIBITS:
A	Form of Assignment and Acceptance
B	Form of Borrowing Notice
C	Form of Compliance Certificate
D	Form of Joinder Agreement
E-1	Form of Mortgage
E-2	Form of Assignment of Mortgage
E-3	Form of Preferred Ship Mortgage
E-4	Form of Deed of Trust
F	Form of Notice of Conversion or Continuation
G-1	Form of Tranche B-1 Term Loan Note
G-2	Form of Tranche B-2 Term Loan Note
G-3	Form of New Term Loan Note
G-4	Form of Revolving Credit Note
G-5	Form of Swing Line Note
H	Form of Letter of Credit Request
I	Form of Prepayment Notice
J	Form of Non-Bank Certificate
K	Form of Closing Certificate
L-1	Form of Flood Notice (NFIP Participation)
L-2	Form of Flood Notice (Non-NFIP Participation)

v

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 13, 2013, among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement, as Lenders, J.P. MORGAN SECURITIES LLC, GOLDMAN SACHS LENDING PARTNERS LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, DEUTSCHE BANK SECURITIES INC., WELLS FARGO SECURITIES, LLC, BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunning managers (in such capacities, the “Arrangers”), J.P. MORGAN SECURITIES LLC, GOLDMAN SACHS LENDING PARTNERS LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, DEUTSCHE BANK SECURITIES INC., WELLS FARGO SECURITIES, LLC, BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, UBS SECURITIES LLC, U.S. BANK NATIONAL ASSOCIATION and FIFTH THIRD BANK (in such capacities, the “Co-Documentation Agents”), FIFTH THIRD BANK, (in such capacity, the “Junior Arranger”), RBS SECURITIES INC. and SUMITOMO MITSUI BANKING CORPORATION, (in such capacities, the “Co-Managers”), and JPMORGAN CHASE BANK, N.A., (“JPM”), as administrative agent (in such capacity, the “Administrative Agent”, it being understood and agreed that any successor administrative agent appointed pursuant to Section 11.9 hereof shall be the “Administrative Agent”).

W I T N E S S E T H:

A. The Borrower, together with and the other several lenders from time to time party thereto (the “Existing Lenders”) entered into that existing Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement, dated as of March 19, 2012, and as further amended, restated, supplemented or otherwise modified from time to time in accordance therewith, the “Existing Pinnacle Credit Agreement”), pursuant to which the Existing Lenders agreed to make certain advances to the Borrower.

B. Borrower has entered into that certain Agreement and Plan of Merger, dated as of December 20, 2012 (as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of February 1, 2013, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated as of March 14, 2013, and as further amended, restated, supplemented or otherwise modified from time to time in accordance therewith, the “Acquisition Agreement”), by and among the Borrower, Holdings, Merger Sub and Target, pursuant to which Holdings will merge with and into Target, with Target surviving the merger and immediately thereafter, Target will merge with and into Borrower, with Borrower surviving the merger (the “Acquisition”).

C. In order to consummate the transactions contemplated by the Acquisition Agreement, it is intended that the Borrower will issue senior unsecured notes pursuant to the Senior Unsecured Notes Indenture, generating aggregate gross proceeds of up to $850,000,000 (the “New Pinnacle Notes Offering”).

D. Subject to the terms and conditions contained herein, the Borrower has requested that the Lenders agree to amend and restate the Existing Pinnacle Credit Agreement on the

Effective Date as follows: (i) the principal amount of Term Loans to the Borrower will be increased to $1,600,000,000 (such $1,600,000,000 to be comprised of $500,000,000 of Tranche B-1 Term Loans and $1,100,000,000 of Tranche B-2 Term Loans), with the proceeds of such increase to be used, together with the proceeds from the New Pinnacle Notes Offering and Revolving Loans in an aggregate principal amount not to exceed $500,000,000 to be made on the Effective Date, to (a) pay the consideration for the Acquisition, (b) repay in full all existing Indebtedness of the Borrower, the Target and their respective Subsidiaries as of the Effective Date other than the Specified Existing Indebtedness and other Indebtedness permitted to remain outstanding under the terms hereof, (c) pay the fees, costs and expenses related to the transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Documents, and (d) for the working capital and general corporate purposes of the Borrower and its Subsidiaries, (ii) increase the Revolving Credit Commitments to $1,000,000,000, to be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to pay the fees, costs and expenses related to the transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Documents), (iii) change the Administrative Agent from Barclays Bank PLC to JPMorgan Chase Bank, N.A. and (iv) otherwise as provided in this Agreement.

E. On the terms and conditions set forth in this Agreement, the Term Loan Lenders and Revolving Credit Lenders signatory hereto are willing to amend and restate the Existing Pinnacle Credit Agreement in the form of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accepting Term Loan Lender”: as defined in Section 5.2(g).

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement”: as defined in the recitals hereto.

“Adjusted Total Revolving Credit Commitment”: at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent pursuant to Section 11.9.

“Administrative Agent’s Office”: the Administrative Agent’s address and, as appropriate, account as set forth on Section 12.2 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire”: as defined in Section 12.6(b)(ii)(D).

“Affiliate”: of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent Parties”: as defined in Section 12.17(c).

“Agents”: the collective reference to the Arrangers, the Co-Documentation Agents, the Junior Arranger, the Co-Managers and the Administrative Agent.

“Agreement”: this Amended and Restated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Annualized Adjusted EBITDA”: for any period, for the Borrower and its Restricted Subsidiaries, Consolidated EBITDA for such period plus (a) to the extent deducted in arriving at Consolidated EBITDA for such period, non-cash write downs to goodwill required by Financial Accounting Standards Board Statement No. 142, and any non-cash reductions to the value of the assets of the Borrower and its Restricted Subsidiaries required by Financial Accounting Standards Board Statement No. 121 or No. 144, plus (b) without duplication of amounts included in clause (j) of the definition of Consolidated EBITDA, the Foreign Subsidiary Receipts that were (x) received during such period by the Borrower or any Restricted Subsidiary and (y) irrevocably designated during such period as Reclassified Foreign Subsidiary Receipts; provided, that for any period ending on or after the last day of the first full fiscal quarter of operations following the date of the opening of any Project and ending on or before the last day of the fourth full fiscal quarter following such opening, that portion of Consolidated EBITDA which is attributable to the applicable Project shall be included only for the period consisting of the full fiscal quarters since the date of such Project’s opening, annualized on a straight-line basis; provided, that for purposes of calculating Annualized Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for any period, (i) the Consolidated EBITDA of any Person or operating gaming business or any other business not prohibited by Section 9.14 hereof acquired by the Borrower or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (as if the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person or business and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the Administrative Agent; and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (as if the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies concerning or relating to bribery or corruption.

“Applicable Margin”: a percentage per annum equal to:

(a) with respect to the Term Loans, 2.75% for Eurodollar Loans, and 1.75% for Base Rate Loans; and

(b) with respect to the Revolving Credit Loans and Swing Line Loans, the applicable percentage per annum set forth below, as determined by reference to the Consolidated Total Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 8.2(b):

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Revolving Credit Loans	Swing Line Loans and Base Rate Revolving Credit Loans
1	≤ 4.00:1.00	1.75%	0.75%
2	> 4.00:1.00 but ≤ 4.50:1.00	2.00%	1.00%
3	> 4.50:1.00 but ≤ 5.00:1.00	2.25%	1.25%
4	> 5.00:1.00 but ≤ 6.00:1.00	2.50%	1.50%
5	> 6.00:1.00	2.75%	1.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date Section 8.1 Financials are delivered; provided, however, that “Pricing Level 5” shall apply without regard to the Consolidated Total Leverage Ratio at any time after the date on which any Section 8.1 Financials were required to be delivered but were not, commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such Section 8.1 Financials are delivered.

In the event that any Section 8.1 Financials or any Compliance Certificate delivered pursuant to this Agreement is shown to be inaccurate, and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than such margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall promptly pay to Administrative Agent the additional interest owing as a result of such increased margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent in accordance with the terms hereof (it being understood and agreed that nothing in this section shall limit the rights of Administrative Agent and the Lenders hereunder).

“Applicable Period”: as defined in Applicable Margin.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (i), (j), (k), (l), (m), (o), (p) and (u) of Section 9.5) which yields gross proceeds to the Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds), in excess of $30,000,000.

“Assignment and Acceptance”: an agreement pursuant to which a Lender becomes a party to this Agreement, substantially in the form of Exhibit A, or another form reasonably acceptable to Administrative Agent.

“Atlantic City Entities”: PNK Development 13, LLC, ACE Gaming, LLC, Mitre Associates, LLC, Brighton Park Maintenance Corp., AREP Boardwalk Properties LLC, PSW Properties LLC, and AREH MLK LLC.

“Atlantic City Property”: the approximately 19 acres of land located in Atlantic City, New Jersey, owned by one or more of the Atlantic City Entities, including all adjacent and adjoining land along the Boardwalk.

“Auto-Extension Letter of Credit”: as defined in Section 3.2(d).

“Available Commitment”: an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of the aggregate principal amount of (i) all Revolving Credit Loans (but not Swing Line Loans) then outstanding and (ii) the aggregate Letter of Credit Outstandings at such time.

“Base Rate”: for any day a fluctuating rate per annum equal to, with respect to Base Rate Loans, the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1.00%, (ii) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City and (iii) the Eurodollar Rate for a Loan for an interest period of one (1) month commencing on such day (or if such day is not a Business Day, the next preceding Business Day) plus 1.00%; provided, that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m. London time on such day. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“Base Rate Loans”: each Loan bearing interest based on the Base Rate and “Base Rate Term Loan” and “Base Rate Revolving Credit Loan” shall have corresponding meanings.

“Baton Rouge Project”: the casino and related developments to be located on land in Baton Rouge, Louisiana.

“benefited Lender”: as defined in Section 12.8(a).

“Biloxi Property”: the Casino Magic Biloxi hotel and river-boat casino, which was located in Biloxi, Mississippi.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 12.17(c).

“Borrowing”: (a) the incurrence of Swing Line Loans from the Swing Line Lender on a given date, (b) the incurrence of one Type of Tranche B-1 Term Loan on the Effective Date (or resulting from conversions on a given date after the Effective Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that Base Rate Loans incurred pursuant to Section 2.10(b)(ii) and (iii) shall be considered part of any related Borrowing of Eurodollar Term Loans), (c) the incurrence of one Type of Tranche B-2 Term Loan on the Effective Date (or resulting from conversions on a given date after the Effective Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that Base Rate Loans incurred pursuant to Section 2.10(b)(ii) and (iii) shall be considered part of any related Borrowing of Eurodollar Term Loans), (d) the incurrence of one Type of Revolving Credit Loan of the same Class on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period (provided that Base Rate Loans incurred pursuant to Section 2.10(b)(ii) and (iii) shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans), and (e) the incurrence of one Type of New Term Loan on any Increased Amount Date (or resulting from conversions on a given date after such Increased Amount Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that Base Rate Loans incurred pursuant to Section 2.10(b)(ii) and (iii) shall be considered part of any related Borrowing of Eurodollar Term Loans).

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a written notice from the Borrower, substantially in the form of and containing the information prescribed by Exhibit B, delivered to the Administrative Agent.

“Business Day”: any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a Eurodollar Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, such day shall also be a day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

“Business Representations” the representations and warranties made by or with respect to the Target and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent the Borrower has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Cabela’s Real Estate Purchase Agreement”: that certain Real Estate Purchase Agreement, dated as of March 7, 2005, by and between PNK (Reno), LLC, a Nevada limited liability company, as seller, and Cabela’s Retail, Inc., a Nebraska corporation, as purchaser, as amended by that certain (a) First Amendment to Real Estate Purchase Agreement, dated as of May 2, 2005, (b) Second Amendment to Real Estate Purchase Agreement, dated as of June 2, 2005, and (c) Third Amendment to Real Estate Purchase Agreement, dated as of July 5, 2005, as the same may be further amended or amended and restated from time to time.

“Cabela’s Transaction”: the disposition and development of the Cabela’s Transaction Property by PNK (Reno), LLC and Cabela’s Retail, Inc., as more particularly described in the Cabela’s Real Estate Purchase Agreement and the Cabela’s Truck Stop Purchase Agreement.

“Cabela’s Transaction Property”: collectively, (a) approximately thirty-eight (38) acres of unimproved real property located in the City of Reno, County of Washoe, Nevada, as more particularly described in the Cabela’s Real Estate Purchase Agreement, and (b) approximately two (2) acres of real property in the City of Reno, County of Washoe, Nevada on which PNK (Reno), LLC operates a truck stop, as more particularly described in the Cabela’s Truck Stop Purchase Agreement.

“Cabela’s Truck Stop Purchase Agreement”: that certain Truck Stop Purchase Agreement, dated as of March 7, 2005, by and between PNK (Reno), LLC, a Nevada limited liability company, as seller, and Cabela’s Retail, Inc., a Nebraska corporation, as purchaser, as amended by that certain (a) First Amendment to Truck Stop Purchase Agreement, dated as of May 2, 2005, (b) Second Amendment to Trust Stop Purchase Agreement, dated as of June 2, 2005, and (c) Third Amendment to Truck Stop Purchase Agreement, dated as of July 5, 2005, as the same may be further amended or amended and restated from time to time.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: all monetary items treated as cash in accordance with GAAP, consistently applied.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in the currencies in which the Letters of Credit Outstanding are denominated and in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States or issued by FNMA, FHLMC or FFCB, in each case maturing within one year from the date of acquisition; (b) corporate notes issued by domestic corporations that are rated at least A by S&P or A by Moody’s, in each case maturing within one year from the date of acquisition; (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government; (d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody’s, maturing within six months of the date of acquisition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) auction rate securities including taxable municipals, taxable auction notes, and money market preferred; provided, that the availability of principal, credit quality, and “reset period” are consistent with clause (b) of this definition; (h) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (g) of this definition; (i) time deposits and certificates of deposit with maturities of not more than one year from the date of acquisition by such Person of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $500,000,000; and (j) demand deposit accounts maintained in the ordinary course of business and in accordance with the Loan Documents.

“Change in Law”: the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Letter of Credit Issuer (or, for purposes of Section 2.10(c), by any lending office of such Lender or by such Lender’s or its parent’s or its Affiliate’s, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (c) the Borrower shall cease, other than pursuant to or as a result of a transaction not otherwise prohibited by this Agreement, to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Restricted Subsidiaries listed on Schedule 6.15(a) attached hereto free and clear of all consensual Liens (except Liens created by the Security Documents or this Agreement); or (d) a Specified Change of Control.

“Class”: (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Tranche B-1 Term Loans, Tranche B-2 Term Loans, New Term Loans (of the same Series), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series) or Swing Line Loans and (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), a Tranche B-1 Term Loan Commitment, a Tranche B-2 Term Loan Commitment or a New Term Loan Commitment (of the same Series).

“Co-Documentation Agents”: as defined in the preamble hereto.

“Co-Managers”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Proceeds”: as defined in Section 5.2(g).

“Commitment Fee” as defined in Section 4.1(a).

“Commitment Fee Rate”: with respect to the Revolving Credit Commitment on any day, the applicable percentage per annum set forth below, as determined by reference to the Consolidated Total Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 8.2(b):

Status	Commitment Fee Rate

≤ 4.00:1.00	0.250%
> 4.00:1.00 but ≤ 4.50:1.00	0.300%
> 4.50:1.00 but ≤ 5.00:1.00	0.375%
> 5.00:1.00 but ≤ 6.00:1.00	0.500%
> 6.00:1.00	0.750%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date Section 8.1 Financials are delivered; provided, however, that the Commitment Fee Rate shall be 0.750% without regard to the Consolidated Total Leverage Ratio at any time after the date on which any Section 8.1 Financials were required to be delivered but were not, commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such Section 8.1 Financials are delivered.

In the event that any Section 8.1 Financials or any Compliance Certificate delivered pursuant to this Agreement is shown to be inaccurate, and such inaccuracy, if corrected would have led to a higher Commitment Fee Rate for an Applicable Period than such margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall immediately pay to Administrative Agent the additional Commitment Fees owing as a result of such increased margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent in accordance with the terms hereof (it being understood and agreed that nothing in this section shall limit the rights of Administrative Agent and the Lenders hereunder).

“Commitments”: with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, Extended Revolving Credit Commitment, Tranche B-1 Term Loan Commitment, Tranche B-2 Term Loan Commitment or New Term Loan Commitment.

“Commodity Exchange Act”: the Commodity Exchange Act (7. U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 12.17(a).

“Completion of Construction”: as to any Project, shall be deemed to have occurred when the items on the Construction Plans for such Project have been substantially completed except for punch list items.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit C.

“Condo Component”: residential housing or mixed-use/retail development or developments in Lake Charles, Louisiana to be developed in connection with the L’Auberge Lake Charles Property, or in Baton Rouge, Louisiana to be developed in connection with the L’Auberge Baton Rouge Property.

“Condo Information Package”: as defined in Section 8.2(h).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Supplemental Indenture”: as defined in Section 7.1(p).

“Consolidated Current Assets”: of any Person at any date, all amounts (other than Cash, Cash Equivalents and deferred tax accounts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities”: of any Person at any date, all amounts (other than deferred tax accounts) that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Borrower, (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b), without duplication, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans, to the extent otherwise included therein.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries that are Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries that are Restricted Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization and write-off of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including (i) whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business, (ii) losses resulting from any temporary business interruption resulting from integration of facilities or systems relating to the Acquisition, (iii) costs and expenses related to the Acquisition incurred on or before the date that is 18 months after the Effective Date, including non-recurring integration costs of the Borrower and its Subsidiaries, professional and consulting fees and expenses, and severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans related thereto, (iv) any other non-recurring integration costs of the Borrower and its Subsidiaries and professional and consulting fees and expenses, in an aggregate amount not to exceed $10,000,000 in any fiscal year and (v) any fees associated with the cancellation of lease obligations), (f) pre-opening and related promotional expenses incurred in connection with any Project, (g) any other non-cash charges (including, without limitation, the amortization of up-front bonuses and non-cash charges in respect of equity compensation), (h) any customary and reasonable fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, disposition, issuance or repayment of Indebtedness (and related hedging obligations), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction undertaken but not completed), (i) any net after-tax losses on disposal of abandoned, disposed or discontinued operations during such period or attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person in each case other than in the ordinary course of business during such period, (j) cash dividends and distributions paid to the Borrower and its Restricted Subsidiaries from any Person that is not a Restricted Subsidiary, provided, that the cumulative amount of such cash dividends and distributions included in Consolidated EBITDA shall not exceed the cumulative amount of the Borrower’s and its Restricted Subsidiaries’ share of the Consolidated EBITDA of such Person, (k) severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans in an aggregate amount not to exceed $10,000,000 in any fiscal year, (l) redemption or prepayment premiums relating to the acquisition of debt permitted pursuant to this Agreement, (m) anticipated future cost savings from synergies related to the Acquisition in an aggregate amount of $40,000,000 per annum for the fiscal quarter of the Borrower and its Subsidiaries in which the Acquisition occurs, such amount to decline thereafter by $5,000,000 in each subsequent fiscal quarter until it reaches zero in the eighth fiscal quarter thereafter, and (n) any amount expended towards the development of businesses not prohibited by Section 9.14, in an aggregate amount not to exceed $10,000,000 in any fiscal year minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on sales of assets outside of the ordinary course of business, but not including business interruption insurance proceeds and gains on discount repurchases of Indebtedness by the Borrower or any of its Restricted Subsidiaries), (c) any net after-tax gains on disposal of abandoned, disposed or discontinued operations during such period or attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person in each case other than in the ordinary course of business during such period, and (d) any other non-cash income, all as determined on a consolidated basis. With respect to fiscal quarters of the Borrower and its Restricted Subsidiaries ending prior to the

Effective Date, Consolidated EBITDA for the Borrower and its Restricted Subsidiaries (after giving pro forma effect to the Acquisition) is deemed to be (i) $144,001,000 for the fiscal quarter ended December 31, 2012, (ii) $163,872,000 for the fiscal quarter ended March 31, 2013, and (iii) $165,438,000 for the fiscal quarter ended June 30, 2013. With respect to the fiscal quarter ended September 30, 2013, Consolidated EBITDA for the Borrower and its Restricted Subsidiaries (after giving pro forma effect to the Acquisition) shall be calculated as if the Transactions occurred on the first day of such fiscal quarter.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Annualized Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such period to (b) (i) Consolidated Interest Expense for such period minus (ii) to the extent included in calculating Consolidated Interest Expense, and without duplication, the sum of (A) amortization of capitalized interest and debt issuance costs for such period determined in accordance with GAAP, (B) any non-cash financing fees and arrangement, commitment or upfront fees for such period, and (C) redemption or prepayment premiums paid during such period.

“Consolidated Interest Expense”: for any period, (a) total interest expense for such period determined in accordance with GAAP (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding any net costs arising out of the termination of Hedge Agreements) plus (b) interest required to be capitalized during such period in accordance with GAAP.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided further, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for such period (i) any business interruption insurance received or expected to be received and included in the calculation of Consolidated Net Income in accordance with GAAP for such period shall be excluded from Consolidated Net Income and (ii) there shall be included in Consolidated Net Income for such fiscal quarter the Estimated Business Interruption Insurance; provided further, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded from Consolidated Net Income any impairment charge taken as a result of any insured loss in such period and any portion of the Consolidated Net Income (in an amount not to exceed the amount of such impairment charge) which relates to casualty or property insurance received or to be received with respect to the same insured loss and included in the calculations of Consolidated Net Income in accordance with GAAP for such period.

“Consolidated Senior Secured Debt”: at any date, all Consolidated Total Debt as of such date that is secured by a Lien on any Property of the Borrower and/or any of its Restricted Subsidiaries.

“Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Secured Debt less Excess Cash on such day to (b) Annualized Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Total Debt”: at any date, (a) the aggregate principal amount of all Indebtedness (including the undrawn amounts under letters of credit other than (x) Performance Letters of Credit and (y) letters of credit issued to support any workers’ compensation or similar obligations of the Borrower or its Restricted Subsidiaries) of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, less (b) the aggregate amount of Lake Charles CIP on such day, less (c) to the extent included in clause (a) above, the amount of any Guarantee Obligations that are not accounted for as a liability on the most recent financial statements required to be delivered under Section 8.1(a) or 8.1(b); provided, however, that with respect to the Indebtedness permitted under Section 9.2(j), such Indebtedness is only included for purposes of this definition to the extent (if at all) that on such date the amount of such Indebtedness is greater than the market value of the assets held in the Rabbi Trust in connection with the Deferred Compensation Plan by an amount that exceeds $10,000,000.

“Consolidated Total Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt less Excess Cash on such day to (b) Annualized Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.

“Construction Budget”: the budget setting forth the costs for construction of any Project, as such budget may be amended, updated, supplemented, restated and/or modified at any time and from time to time.

“Construction Plans”: the construction plans and drawings for any Unfinished Project, as such construction plans may be amended, updated, supplemented, restated and/or modified at any time and from time to time.

“Continuing Directors”: the directors of the Borrower on the Effective Date, and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any indenture, loan agreement, lease agreement, mortgage, deed of trust, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Event”: the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facilities”: collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility”: a category of Commitments and extensions of credit thereunder.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Term Amount”: as defined in Section 5.2(g).

“Declining Term Loan Lender”: as defined in Section 5.2(g).

“Default”: any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” as defined in Section 2.8(c).

“Defaulting Lender”: any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deferred Compensation Plan”: collectively, that certain Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, as amended and restated effective January 1, 2011, as it may be further amended, modified or supplemented from time to time, and the 2008 Amended and Restated Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan, as it may be further amended, modified or supplemented from time to time.

“Derivatives Counterparty”: as defined in Section 9.6.

“Designated Asset Sale”: any Disposition of any of the assets listed on Schedule 9.5(g) attached hereto.

“Designated Person”: any Person listed on a Sanctions List.

“Directors’ and Officers’ Trust”: an irrevocable grantor trust holding funds deposited by the Borrower to fund indemnification obligations to directors and officers of the Borrower and its Subsidiaries.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose”, “Disposed” and “Disposed of” shall have correlative meanings; provided that no right of first offer in favor of adjoining landowners with respect to any Property that is not integral to the operation of a casino shall be considered a Disposition for purposes hereof.

“Distressed Person”: as defined in Lender-Related Distress Event.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic”: as to any Subsidiary, a Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Drawing”: as defined in Section 3.4(b).

“Effective Date”: August 13, 2013.

“Environmental Laws”: any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or public and worker health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release or threat of Release of Hazardous Materials.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estimated Business Interruption Insurance”: the amount (determined in good faith by senior management of the Borrower) of business interruption insurance the Borrower expects to collect in any applicable period; provided, that with respect to damage to any Property, such amount shall not exceed the sum of (i) the historical quarterly Consolidated EBITDA for the previous four quarters for such Property ending prior to the date the damage occurred (or annualized if such Property has less than four full quarters of operations), and (ii) the amount of business interruption insurance not reflected in clause (i) that the Borrower expects to collect as a reimbursement in respect of other expenses incurred at such Property with respect to such period (provided that the amount included pursuant to this clause (ii) shall not exceed the amount of the other expenses incurred at such Property that are actually included in calculating Consolidated Net Income for such fiscal period).

“Eurodollar Loans”: any Loan bearing interest at a rate determined by reference to the Eurodollar Rate and “Eurodollar Revolving Credit Loan” and “Eurodollar Term Loan” shall have corresponding meanings.

“Eurodollar Rate”: with respect to any Eurodollar Loan and for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for deposits in Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, in no event shall the Eurodollar Rate for a Term Loan at any time be less than 1.00% per annum.

“Event of Default”: any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash”: as of any date, an amount (but not less than zero) equal to (a) the total unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date minus (b) the Minimum Cash Requirement as of such date, minus (c) any amounts outstanding under the Revolving Credit Facility as of such date.

“Excess Cash Flow”: for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrower and its Restricted Subsidiaries, and (vi) all business interruption insurance actually received in Cash during such fiscal year by the Borrower and its Restricted Subsidiaries minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (including non-cash credits received from business interruption insurance), (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in Cash during such fiscal year on account of Capital Expenditures (minus, if there is no Unfinished Projects during such fiscal year, the principal amount of Indebtedness incurred during such fiscal year in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such fiscal year, (vi) the aggregate net amount of gain on all

Dispositions of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrower and its Restricted Subsidiaries and (viii) the Estimated Business Interruption Insurance.

“Excess Cash Flow Application Date”: as defined in Section 5.2(e).

“Exchange Act”: as defined in Change of Control.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 7 of the Security Agreement) and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from any payment to a Recipient, (i) Taxes imposed on or measured by its net income (however denominated) or branch profits and franchise Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 12.7) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (iii) any Taxes attributable to Administrative Agent’s or Lender’s failure to comply with Section 5.4(e) or (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Class”: any Existing Term Loan Class and any Existing Revolving Credit Class.

“Existing Credit Agreements”: the Existing Pinnacle Credit Agreement and the Target Existing Credit Agreement.

“Existing Lenders”: as defined in the recitals hereto.

“Existing Letters of Credit”: the letters of credit set forth on Schedule 1.1(d).

“Existing Pinnacle Credit Agreement”: as defined in the recitals hereto.

“Existing Revolving Credit Class”: as defined in Section 2.13(f)(ii).

“Existing Revolving Credit Commitment”: as defined in Section 2.13(f)(ii).

“Existing Revolving Credit Loans”: as defined in Section 2.13(f)(ii).

“Existing Senior Unsecured Obligations”: (a) the $450,000,000 8.625% Senior Notes due 2017 of the Borrower issued pursuant to the Indenture dated as of August 10, 2009 among the Borrower, the initial guarantors referred to therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as further amended from time to time, (b) the $1,040,000,000 7.50% Senior Notes due 2021 of the Target issued pursuant to the Indenture dated as of April 14, 2011 among the Target, the initial guarantors referred to therein and Wilmington Trust FSB, as trustee, as further amended from time to time, and (c) the $850,000,000 6.375%% Senior Notes due 2021 of the Borrower issued pursuant to the Indenture dated as of August 5, 2013 among the Borrower, the initial guarantors referred to therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as further amended from time to time.

“Existing Subordinated Obligations”: (a) the $325,000,000 7.75% Senior Subordinated Notes due 2022 of the Borrower issued pursuant to the Indenture dated as of March 19, 2012 among the Borrower, the initial guarantors referred to therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as further amended from time to time and (b) the $350,000,000 8.75% Senior Subordinated Notes due 2020 of the Borrower issued pursuant to the Indenture dated as of May 6, 2010 among the Borrower, the initial guarantors referred to therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as further amended from time to time.

“Existing Term Loan Class”: as defined in Section 2.13(f)(i).

“Expenses”: with regards to any Unfinished Project, the aggregate costs and expenses (including construction costs, design, FF&E, soft costs, pre-opening and promotional costs) expended in the construction and development of such Project in accordance with the applicable Construction Plans and the applicable Construction Budget.

“Extended Repayment Date”: as defined in Section 2.5(c).

“Extended Revolving Credit Commitments”: as defined in Section 2.13(f)(ii).

“Extended Revolving Credit Loans”: as defined in Section 2.13(f)(ii).

“Extended Term Loan Repayment Amount”: as defined in Section 2.5(c).

“Extended Term Loans”: as defined in Section 2.13(f)(i).

“Extending Lender”: as defined in Section 2.13(f)(iii).

“Extension Amendment” as defined in Section 2.13(f)(iv).

“Extension Date”: as defined in Section 2.13(f)(v).

“Extension Election” as defined in Section 2.13(f)(iii).

“Extension Series”: all Extended Term Loans or Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fair Value Determination”: with respect to any Disposition of Property, a determination by the management of the Borrower, that such Disposition, taking into account all current consideration and direct and indirect future benefits anticipated to be received by the Borrower and its Subsidiaries in connection with such Disposition, is a reasonable and good faith exercise of business judgment.

“Federal Funds Effective Rate”: for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” Amended and Restated Fee Letter dated as of June 10, 2013, by and among the Borrower, the Administrative Agent, the Lenders and the other agents and financial institutions party thereto, as amended from time to time.

“Financial Condition Covenants”: the covenants of the Borrower set forth in Section 9.1.

“Flood Certificate”: a “Life of Loan” “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Notice”: a notice required pursuant to Section 208(e)(3) of Regulation H of the Board and in the form of Exhibit L-1 or in the form of Exhibit L-2, as applicable.

“Flood Program”: the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”: areas having special flood hazard areas as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign”: as to any Subsidiary, a Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Receipts”: any dividend, distribution, payment, reimbursement or other amounts received in Cash from any Foreign Unrestricted Subsidiary of the Borrower by the Borrower or any Restricted Subsidiary.

“Fronting Fee”: as defined in Section 4.1(d).

“FTC Order”: the Order to Hold Separate and Maintain Assets and the Decision and Order issued by the U.S. Federal Trade Commission permitting the Borrower and the Target to consummate the Acquisition subject to the Borrower making the Required Asset Sales and other terms and conditions specified therein (including the appointment of a hold separate trustee for purposes of operating the Properties to be sold in the Required Asset Sales separately from and independently of the Borrower’s other businesses in accordance with the conditions and restrictions set forth in the FTC Order), as the same may be amended or otherwise modified hereafter in accordance with this Agreement.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section, excluding any Indebtedness described in Section 9.2(j).

“GAAP”: generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the Effective Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 9 hereof or any financial definition contained in this Agreement, then, upon request by the Borrower or the Required Lenders, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants or such financial definitions with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Effective Date and, until any such amendments have been agreed upon, such financial calculations shall be made as if no such change in GAAP has occurred; provided, further, that any change in GAAP after the Effective Date will not cause any lease (whether existing on the Effective Date or entered into in the future) that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease.

“Gaming Board”: collectively, (a) the Iowa Racing and Gaming Commission, (b) the Nevada Gaming Commission, (c) the Nevada State Gaming Control Board, (d) the Indiana Gaming Commission, (e) the Mississippi Gaming Commission, (f) the Louisiana Gaming Control Board, (g) the Missouri Gaming Commission, (h) the Ohio State Racing Commission, (i) the Ohio Lottery Commission, (j) the Colorado Limited Gaming Control Commission and the Colorado Division of Gaming and (k) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted by the Borrower and its Subsidiaries.

“Gaming Laws”: all Laws applicable to riverboat, racing, gambling, gaming or casino operations or activities conducted by the Borrower and its Subsidiaries, including the policies, interpretations, regulations and administration thereof by any Gaming Board.

“Gaming License”: in any jurisdiction in which the Borrower or any of its Subsidiaries conducts or proposes to conduct any riverboat, gambling, gaming, horse racing, lottery or casino operations or activities, any license, permit, approval, registration, finding of suitability, waiver, exemption or other authorization required to own, operate or otherwise conduct such operations or activities granted or issued by the applicable Gaming Board.

“Governmental Authority”: any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any supra-national bodies, such as the European Union or the European Central Bank, and including, without limitation, the Gaming Boards and Liquor Authorities.

“Granting Lender”: as defined in Section 12.6(g).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, asbestos and asbestos containing material, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance which is prohibited, limited, or regulated by any Environmental Law.

“Hedge Agreements”: all Swap Obligations and any other interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and any other similar and ancillary agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting the Borrower or any of its Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Historical Financial Statements”: (a) the audited consolidated balance sheet of the Target and its Subsidiaries for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012 and (b) unaudited balance sheets and related statements of operations and cash flows of the Target and its Subsidiaries and the Borrower and its Subsidiaries, for each subsequent fiscal quarter ended after the date of the most recent audited financial statements and at least 40 days before the Effective Date and for the comparable periods of the prior fiscal year.

“Holdings”: PNK Holdings, Inc., a Delaware corporation.

“Hotel Agreements”: (a) a franchise/license agreement, a management agreement and other related agreements (including an information technology agreement), by the Borrower or its Restricted Subsidiary in connection with operation and management of the hotel that is part of the Lumière Property, in the form of the customary franchise or management agreement for the applicable franchisor or manager or such other form as shall be reasonably acceptable to the

Administrative Agent; and (b) the other franchise/license agreements, management agreements and other related agreements, including, without limitation, information technology agreements, entered into by the Borrower or its Restricted Subsidiaries in connection with the operation and management of an existing hotel, or a hotel to be built as part of any potential development project of the Borrower or its Restricted Subsidiaries, in the form of the customary franchise or management agreement for the applicable franchisor or manager or such other form as shall be reasonably acceptable to the Administrative Agent and the Borrower.

“Immaterial Subsidiaries”: any Subsidiary of the Borrower or its Restricted Subsidiaries that does not (a) hold or own assets with an aggregate net book value of greater than $20,000,000 or (b) hold any Gaming Licenses.

“Increased Amount Date”: as defined in Section 2.13(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (other than (i) chip and token liability incurred in the ordinary course of such Person’s business and (ii) the financing of insurance premiums in the ordinary course of business), (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables and accrued expenses that are current liabilities), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 10.4 only, all obligations of such Person in respect of Hedge Agreements.

“indemnified liabilities”: as defined in Section 12.5.

“Indemnified Taxes”: (a) all Taxes imposed on or with respect to, or measured by, any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 12.5.

“Indentures”: collectively, the Senior Subordinated Indentures and the Senior Unsecured Indentures.

“Indiana Gaming Property”: as defined in Section 8.4(c).

“Indiana Power of Attorney”: a power of attorney required, pursuant to applicable Requirements of Law, to be entered into by the Borrower or any of its Restricted Subsidiaries by the Indiana Gaming Commission.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement”: the Intercompany Subordination Agreement executed and delivered by the Borrower and its Subsidiaries on the date hereof, as amended, supplemented, modified, amended, extended or supplanted from time to time in accordance with the terms of this Agreement.

“Interest Period”: with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investments”: as defined in Section 9.7.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”: with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement”: an agreement substantially in the form of Exhibit D.

“Junior Arranger”: as defined in the preamble hereto.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Facility Maturity Date”: the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the Letter of Credit Issuer (it being understood that, in such event, unless otherwise consented to by any L/C Participant, such L/C Participant’s L/C Participation shall nonetheless terminate on the Revolving Credit Maturity Date).

“L/C Obligations”: as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant”: as defined in Section 3.3(a).

“L/C Participation”: as defined in Section 3.3(a).

“L’Auberge Baton Rouge Property”: the complex known as L’Auberge Casino and Hotel located in Baton Rouge, Louisiana.

“L’Auberge Lake Charles Property”: the complex known as L’Auberge Casino Resort located in Lake Charles, Louisiana.

“Lake Charles CIP”: (a) as of any date of determination up to and including the fiscal quarter in which the Target Lake Charles Property is sold, an amount equal to (i) in the event that a binding purchase and sale agreement has been entered into with respect to the Target Lake Charles Property, the aggregate purchase price payable thereunder calculated as if the closing were happening on the date of determination or (ii) if a binding purchase and sale agreement has not been entered into, an amount equal to eighty percent (80.0%) of the sum of all cash expenditures and outstanding payables related to the development of the Target Lake Charles Property, and (b) as of any date of determination after the sale of the Target Lake Charles Property, $0.

“Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including, without limitation, Gaming Laws.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or Reimbursement Obligations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Lender to pay over to the Administrative Agent, the Swing Line Lender, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has stated publicly that it will generally not comply with its funding obligations under loan agreements, credit agreements and other similar agreements, unless such writing or public statement relates to such Lenders’ obligation to fund its obligations hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (d) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under this Agreement or (e) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event”: with respect to any Lender or its holding company (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or its holding company by a governmental authority or an instrumentality thereof.

“Lender Parties”: the Administrative Agent, the Lenders, the Treasury Management Banks and the Qualified Counterparties.

“Lenders”: collectively, the Revolving Credit Lenders, the Tranche B-1 Term Loan Lenders, the Tranche B-2 Term Loan Lenders and the New Term Lenders, if any, and includes the Letter of Credit Issuers (unless the context otherwise requires).

“Letter of Credit”: each letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment”: $75,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” with respect to any Lender, at any time, such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time.

“Letter of Credit Fee”: as defined in Section 4.1(b).

“Letter of Credit Issuer”: (a) with respect to any Letters of Credit listed in clause (a) of Schedule 1.1(d), Barclays Bank PLC, (b) with respect to any Letters of Credit listed in clause (b) of Schedule 1.1(d), Deutsche Bank Trust Company Americas and (c) with respect to other Letters of Credit issued under the Revolving Credit Facility, any Revolving Credit Lender and any of its Affiliates from time to time who has accepted a designation by the Borrower as a Letter of Credit Issuer and appointed pursuant to Section 3.6 or any replacement, additional bank or successor who has accepted a designation by the Borrower as a Letter of Credit Issuer and appointed pursuant to Section 3.6. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Loan Documents to the Letter of

Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letters of Credit Outstanding”: at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of the principal amount of all Unpaid Drawings.

“Letter of Credit Request”: as defined in Section 3.2(a).

“LIBOR Screen Rate”: as defined in Eurodollar Rate.

“License Revocation”: the revocation, failure to renew, suspension of, refusal to issue, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any present or reasonably proposed casino or gaming facility of the Borrower or any Restricted Subsidiary.

“Lien”: with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquor Authorities”: in any jurisdiction in which the Borrower or any of its Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering or enforcing the Liquor Laws.

“Liquor Laws”: the Laws applicable to or involving the sale and/or distribution of beer, wine or liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations, regulations or administration thereof by the applicable Liquor Authorities.

“Liquor License”: in any jurisdiction in which the Borrower or any of its Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any license, permit or other authorization to sell and distribute beer, wine or liquor that is granted or issued by the Liquor Authorities.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Subsidiary Guaranty, the Security Documents, the Intercompany Subordination Agreement, the Issuer Documents, the Notes and any agreement effectuating any amendment, restatement, supplement or modification to any of the foregoing.

“Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Lumière Property”: the complex known as Lumière Place located in downtown St. Louis, Missouri, including the Lumière Place Casino and the Four Seasons Hotel St. Louis.

“Majority Lead Arrangers”: (a) J.P. Morgan Securities LLC, (b) Goldman Sachs Lending Partners LLC or (c) the Arrangers who hold (or whose Affiliates hold) a majority of the Commitments held on the Effective Date by J.P. Morgan Securities LLC, Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC and their Affiliates.

“Mandatory Borrowing”: as defined in Section 2.1(d).

“Master Intercompany Demand Note”: the Master Intercompany Demand Note executed and delivered by the Borrower and its Subsidiaries on the date hereof, as amended, supplemented, modified, amended, extended or supplanted from time to time in accordance with the terms of this Agreement.

“Material Adverse Change”: any event, change, occurrence or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence resulting from (a) changes in general economic, financial market, business or geopolitical conditions, (b) general changes or developments in any of the industries or markets in which the Target or its Subsidiaries operate or intend to operate, including increased competition, (c) any actions required to be taken pursuant to Section 5.7 of the Acquisition Agreement to obtain any approval or authorization under applicable antitrust or competition Laws or applicable Gaming Laws necessary for the consummation of the Acquisition, (d) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (e) any change in the price or trading volume of the Target’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Change” may be taken into account in determining whether there has been a Material Adverse Change), (f) any failure by the Target to meet any published analyst estimates or expectations of the Target revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Target to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Change” may be taken into account in determining whether there has been a Material Adverse Change), (g) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity, crisis or emergency, (h) the announcement of the Acquisition Agreement and the transactions contemplated thereby, including the initiation of litigation by any Person with respect to the Acquisition Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Target and its Subsidiaries due to the announcement and performance of the Acquisition Agreement or the identity of the parties to the Acquisition Agreement, or the performance of the Acquisition Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein, (i) any action taken by the Target, or which the Target causes to be taken by any of its Subsidiaries, in each case which is required or permitted by the Acquisition Agreement or (j) any actions taken (or omitted to be taken) at the request of the Borrower.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement, the Subsidiary Guaranty, the Notes and the Security Documents (including amendments thereto), taken as a whole, or the other Loan Documents (including amendments thereto), taken as a whole, or the rights or remedies of the Agents or the Lenders under this Agreement, the Subsidiary Guaranty, the Notes and the Security Documents (including amendments thereto), taken as a whole, or the other Loan Documents (including amendments thereto), taken as a whole, or (c) on the ability of the Borrower and the Loan Parties to fulfill their obligations under the Loan Documents.

“Material Operating Property”: as defined in Minimum Cash Requirement.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maturity Date” the Tranche B-1 Term Loan Maturity Date, the Tranche B-2 Term Loan Maturity Date, the New Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable.

“Maximum Foreign Subsidiary Investment Amount”: as of any date of determination, the sum of (a) $3,000,000; plus (b) all amounts received by the Borrower or any Restricted Subsidiary as Foreign Subsidiary Receipts after January 1, 2013 through such date of determination, minus (c) all Reclassified Foreign Subsidiary Receipts.

“Membership Interests Purchase Agreement”: the Membership Interests Purchase Agreement dated as of July 24, 2013, among GNLC Holdings, Inc., as buyer, the Borrower, as parent, and, if they deliver joinder signature pages to the agreement, Ameristar Casino Lake Charles, LLC and Ameristar Lake Charles Holdings, LLC.

“Merger Sub”: PNK Development 32, Inc., a Nevada corporation.

“Minimum Borrowing Amount”: (a) with respect to a Borrowing of Eurodollar Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (b) with respect to a Borrowing of Base Rate Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Cash Requirement”: as of any date, the sum as of such date of (a) $100,000,000 plus (b) $10,000,000 for each Material Operating Property which opened or was acquired after the Effective Date and prior to such date minus (c) $10,000,000 for each Material Operating Property which was Disposed of or otherwise ceased operations after the Effective Date and prior to such date. For purposes of this definition, “Material Operating Property”

means any Property which either was acquired for $100,000,000 or more or had a Construction Budget of $100,000,000 or more and at which gaming operations are conducted.

“Moody’s”: Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgaged Properties”: the real properties listed on Schedule 1.1(a) as and when the Administrative Agent for the benefit of the Lender Parties is granted a Lien pursuant to one or more Mortgages in accordance with the terms of this Agreement.

“Mortgages”: any mortgage, deed of trust, deed to secure debt, trust deed or other security document (including any assignment, amendment, amendment and restatement or similar modification of any existing mortgage) made by the owner of a Mortgaged Property in favor of the Administrative Agent for the benefit of the Lender Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Administrative Agent, which mortgages and deeds of trust shall be substantially in the form of Exhibit E-1 or Exhibit E-4, as applicable, and which assignment shall be substantially in the form of Exhibit E-2, in each case with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgages, deeds of trust, assignments, amendments and restatements and modifications are to be recorded and in each case as the same may be further amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which Borrower, any Subsidiary and/or any Commonly Controlled Entity has any liability or obligation, whether fixed or contingent.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any Designated Asset Sale, the proceeds thereof in the form of Cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, Recovery Event or Designated Asset Sale, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale, Recovery Event or Designated Asset Sale (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the Cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Disposition Proceeds”: in connection with any Disposition, the proceeds thereof in the form of Cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Disposition (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Nevada Gaming Authorities”: collectively, the Nevada Gaming Commission and the Nevada State Gaming Control Board.

“New Capital Asset Disposition Proceeds”: as of any date of determination, the Net Disposition Proceeds received by the Borrower and its Restricted Subsidiaries on or after January 1, 2013 and prior to such date of determination from Recovery Events and Dispositions of Property permitted by clauses (a), (c), (e), (g), (h), (i), (l), (m), (o), (p), (q), (t) and (u) of Section 9.5.

“New Capital Available Proceeds”: as of any date, the sum of (a) New Capital Asset Disposition Proceeds as of such date; (b) the amount of tax refunds received by the Borrower and its Restricted Subsidiaries in Cash and/or Cash Equivalents on or after January 1, 2013 and prior to such date; (c) the amount of litigation settlements and/or awards received in cash (net of the expenses incurred to obtain such litigation settlements and/or awards) by the Borrower and its Restricted Subsidiaries on or after January 1, 2013 and prior to such date; (d) the amount of gross proceeds received by the Borrower from the issuance and sale of the Borrower’s Capital Stock (other than Capital Stock which is Indebtedness) and not applied to an Investment permitted pursuant to Section 9.7(x); and (e) with respect to each Unrestricted Subsidiary for which cash dividends and distributions are received by the Borrower and/or its Restricted Subsidiaries from such Unrestricted Subsidiary on or after January 1, 2013 and prior to such date is in excess of the Investments (excluding Investments made pursuant to Section 9.7(k)) made by the Borrower and/or its Restricted Subsidiaries in such Unrestricted Subsidiary on or after January 1, 2013 and prior to such date, the amount of such excess.

“New Loan Commitments”: as defined in Section 2.13(a).

“New Pinnacle Notes Offering”: as defined in the recitals hereto.

“New Revolving Credit Commitments”: as defined in Section 2.13(a).

“New Revolving Loan”: as defined in Section 2.13(b).

“New Revolving Loan Lender”: as defined in Section 2.13(b).

“New Subordinated Obligations”: unsecured subordinated Indebtedness of the Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is six months following the latest of the Maturity Dates for the Loans, (b) is not secured by any Lien on the Property of the Borrower or any of its Subsidiaries, and (c) is otherwise on terms (except for pricing) which are (i) in the aggregate not more favorable to the holders of such Indebtedness than those contained in the Existing Subordinated Obligations as in effect on the date hereof in any manner which is detrimental to the Agents or the Lenders or substantially identical thereto (in each case, as determined by the Administrative Agent in its discretion) or (ii) otherwise approved by the Required Lenders; provided, however, for purposes of this clause (c) the Borrower shall be permitted to incur convertible subordinated debt on terms reasonably acceptable to the Administrative Agent and otherwise in compliance with clauses (a) and (b) above.

“New Term Loan”: as defined in Section 2.13(c).

“New Term Loan Commitments”: as defined in Section 2.13(a).

“New Term Loan Exposure”: at any time, the outstanding principal amount of the New Term Loans of such Lender; provided, that at any time prior to the making of the New Term Loans, the New Term Loan Exposure of any Lender shall be equal to such Lender’s New Term Loan Commitment.

“New Term Loan Lender” as defined in Section 2.13(c).

“New Term Loan Maturity Date”: the date on which a New Term Loan matures.

“New Term Loan Note”: as defined in Section 2.5(g).

“New Term Loan Repayment Amount”: as defined in Section 2.5(c).

“New Term Loan Repayment Date”: as defined in Section 2.5(c).

“Non-Consenting Lender”: as defined in Section 12.7(b).

“Non-Defaulting Lender”: each Lender other than a Defaulting Lender.

“Non-Extension Notice Date”: as defined in Section 3.2(d).

“Non-U.S. Lender”: any Agent or Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Note”: as defined in Section 2.5(g).

“Notice of Conversion or Continuation”: as defined in Section 2.6(a).

“Obligations”: all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit or under any Specified Hedge Agreement or Treasury Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan

Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including any guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Loan Party under any Loan Document; provided, further, that the Obligations shall not include any Excluded Swap Obligations.

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Original Lead Arrangers”: JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Goldman Sachs Lending Partners LLC.

“Original Revolving Credit Commitments”: all Revolving Credit Commitments, Existing Revolving Credit Commitments and Extended Revolving Credit Commitments, other than any New Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).

“Other Connection Taxes”: with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or any Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or any Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, or documentary Taxes or any other intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, performance, registration, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document; except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.7(a)).

“Overnight Rate”: for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate as reasonably determined by the Administrative Agent, the Letter of Credit Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant”: as defined in Section 12.6(c)(i).

“Participant Register”: as defined in Section 12.6(c)(ii).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Performance Letter of Credit”: a standby letter of credit issued for the account of any Person which may be drawn by the beneficiary thereof solely in the event such Person fails to perform a nonmonetary contractual obligation of such Person and such letter of credit is not issued as credit support with respect to any Indebtedness of such Person.

“Permitted Refinancing Subordinated Notes”: the notes evidencing the Permitted Refinancing Subordinated Obligations.

“Permitted Refinancing Subordinated Obligations”: unsecured Indebtedness of the Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is six months following the latest of the Maturity Dates for the Loans; (b) is not secured by any Lien on the Property of the Borrower or any of its Subsidiaries, and (c) is otherwise on terms (except for pricing) which are (i) not, in the aggregate, more favorable to the holders of such Indebtedness than those contained in the Existing Subordinated Obligations as in effect on the date hereof in any manner which is detrimental to the Agents or the Lenders or substantially identical thereto (in each case, as determined by the Administrative Agent in its discretion) or (ii) otherwise approved by the Lenders who will represent Required Lenders after giving effect to the application of any proceeds of Permitted Refinancing Subordinated Obligations to prepay the Term Loans (or if all such Loans have been repaid, to prepay Permitted Refinancing Subordinated Obligations and/or Permitted Senior Unsecured Obligations), or Revolving Credit Loans.

“Permitted Senior Unsecured Notes”: the notes evidencing the Permitted Senior Unsecured Obligations.

“Permitted Senior Unsecured Obligations”: unsecured Indebtedness of the Borrower (a) that does not have any scheduled principal payment, mandatory principal prepayment, sinking fund payment or similar provision (including the rights on the part of any holder to require the redemption or repurchase of any such Indebtedness), in each case that could require any payment of or on account of principal in respect thereof until the date that is six months following the latest of the Maturity Dates for the Loans (other than pursuant to change of control or asset sale provisions customary for debt securities issued by issuers with credit ratings comparable to that of the Borrower), (b) that is not secured by any Lien on the Property of the Borrower or any of its Subsidiaries, (c) that ranks pari passu with the Loans and Commitments hereunder and does not constitute Subordinated Obligations, and (d) is otherwise on terms (except for pricing) which are (i) not, in the aggregate, more favorable to the holders of such Indebtedness than those contained in the Existing Senior Unsecured Obligations as in effect on the date hereof in any manner which is detrimental to the Agents or the Lenders or substantially identical thereto (in each case, as determined by the Administrative Agent in its discretion) or (ii) otherwise approved by the Lenders who will represent Required Lenders after giving effect to the application of any proceeds of Permitted Senior Unsecured Obligations to prepay the Term Loans (or if all such Loans have been repaid, to prepay Permitted Refinancing Subordinated Obligations or Permitted Senior Unsecured Obligations), or Revolving Credit Loans.

“Person”: any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan”: at a particular time, any Single Employer Plan or “employee benefit plan” (within the meaning of Section 3(3) of ERISA) other than a Multiemployer Plan and in respect of which the Borrower, any Subsidiary or, with respect to a Single Employer Plan, any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 12.17(b).

“Pledge Agreement (Gaming Regulated)”: the pledge agreements or amended and restated pledge agreements, executed and delivered by the Borrower or the applicable Restricted Subsidiaries (other than Immaterial Subsidiaries) covering, subject to exceptions set forth in such agreements, the Capital Stock owned by the Borrower or any Restricted Subsidiary in any Subsidiary (other than Foreign Unrestricted Subsidiaries) that conducts gambling, gaming or casino activities that are subject to Gaming Laws, as may be supplemented, modified, amended, extended or supplanted from time to time.

“Pledge Agreement (General)”: the amended and restated pledge agreement, executed and delivered by the Borrower and the Restricted Subsidiaries (other than Immaterial Subsidiaries) covering, subject to exceptions set forth in such agreements, the Capital Stock held by the Borrower and any of such Subsidiaries in all Subsidiaries of the Borrower, other than the Foreign Unrestricted Subsidiaries or the Subsidiaries the Capital Stock of which is pledged pursuant to a Pledge Agreement (Gaming Regulated) as may be supplemented, modified, amended, extended or supplanted from time to time.

“Pledge Agreements”: collectively, the Pledge Agreements (Gaming Regulated) and the Pledge Agreement (General).

“Pledged Stock”: Capital Stock pledged to the Administrative Agent for the benefit of the Lender Parties, pursuant to the Pledge Agreements.

“Preferred Ship Mortgages”: collectively (a) each of the preferred ship mortgages (including any assignment, amendment, amendment and restatement or similar modification of any existing preferred ship mortgage) made by any Loan Party in favor of the Administrative Agent for the benefit of the Lender Parties, as described in Schedule 1.1(b), and (b) any other preferred ship mortgages which are made by any Loan Party in favor of the Administrative Agent from time to time in accordance with this Agreement, which preferred ship mortgages shall be substantially in the form of Exhibit E-3, as the same may be further supplemented, amended, amended and restated, extended, supplanted or otherwise modified from time to time.

“Prepayment Notice”: as defined in Section 5.2(g).

“Project”: the construction and/or renovation of any improvements on any interest in any real property or any interest in any ship or barge owned by the Borrower and/or any of its Restricted Subsidiaries, if the Expenses of such construction and/or renovation could reasonably be expected to exceed $75,000,000’ provided, that if the construction and/or renovation of any improvements on any interest in any such real property or any interest in any such ship or barge has been divided into separate phases for the construction and/or renovation thereof, then each phase of such construction and/or renovation will be treated as a separate Project for all purposes under this Agreement.

“Projections”: as defined in Section 8.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Agent or an Affiliate of an Agent or a Lender.

“Rabbi Trust”: that certain Grantor Trust Agreement made the 1st day of January, 2000 by and between the Borrower and Wells Fargo Bank, National Association (as successor-in-interest to Wachovia Bank, N.A.), as trustee (or any successor trustee), as amended, modified and supplemented from time to time in accordance with this Agreement.

“Recipient”: the (a) Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.

“Reclassified Foreign Subsidiary Receipts”: as of any date of determination, the aggregate amount of Foreign Subsidiary Receipts received by the Borrower or any Restricted Subsidiary after the Effective Date and through the date of determination (a) which have not been invested in any Foreign Unrestricted Subsidiary in accordance with the provisions of Section 9.7(j); and (b) with respect to which the Borrower has provided the Administrative Agent an irrevocable written notice prior to such date of determination that Foreign Subsidiary Receipts in such amount is not available for investment in any Foreign Unrestricted Subsidiary.

“Recovery Event”: any payment in excess of $5,000,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries.

“Redevelopment Agreement”: that certain Redevelopment Agreement dated as of April 22, 2004 by and between the Land Clearance for Redevelopment Authority of the City of St. Louis and the Borrower, as may be amended, extended, renewed, supplemented, restated, amended and restated or otherwise modified from time to time.

“Refinanced Term Loans”: as defined in Section 12.1.

“Register”: as defined in Section 12.6(b)(iv).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Date” as defined in Section 3.4(a).

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Letter of Credit Issuer pursuant to Section 3.4 for amounts drawn under Letters of Credit issued by such Letter of Credit Issuer.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans or to reduce the Revolving Credit Commitments pursuant to Section 5.2(b) or Section 5.2(d), as applicable, as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer and delivered to the Administrative Agent within ten (10) Business Days after an Asset Sale or Recovery Event stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the business of the Borrower or the applicable Restricted Subsidiary.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring fifteen (15) months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets permitted under this Agreement with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release”: any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall mean the Term Loan Repayment Amount, a New Term Loan Repayment Amount or an Extended Term Loan Repayment Amount, as applicable.

“Replacement Term Loans” as defined in Section 12.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Repricing Transaction”: the repayment, refinancing or replacement of all or a portion of the Tranche B-1 Term Loans and/or Tranche B-2 Term Loans with proceeds from the incurrence by any Loan Party of any long-term bank debt financing incurred for the primary purpose of repaying, refinancing, or replacing the Tranche B-1 Term Loans and/or Tranche B-2 Term Loans having an effective interest cost or weighted average yield (excluding any arrangement or commitment fees in connection therewith) that is less than the effective interest rate for or weighted average yield of the Tranche B-1 Term Loans and/or Tranche B-2 Term Loans, including, without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche B-1 Term Loans and/or Tranche B-2 Term Loans.

“Required Asset Sale”: any Disposition of any of the assets listed on Schedule 5.3(a) attached hereto and any other assets required to be sold pursuant to the FTC Order (including pursuant to the exercise of any crown jewel provision).

“Required Lenders”: at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated, Non-Defaulting Lenders having or holding a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date), (b) the Tranche B-1 Term Loan Exposure (excluding Tranche B-1 Term Loan Exposure of Defaulting Lenders), (c) the Tranche B-2 Term Loan Exposure (excluding Tranche B-2 Term Loan Exposure of Defaulting Lenders), and (d) the New Term Loan Exposure (excluding New Term Loan Exposure of Defaulting Lenders).

“Required Prepayment Lenders”: at any date, if any Term Loans are then outstanding, the Required Term Loan Lenders and otherwise, the Required Revolving Credit Lenders.

“Required Revolving Credit Lenders”: at any date, Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Required Term Loan Lenders”: at any date, Non-Defaulting Lenders having or holding a majority of the sum (without duplication) of (a) the Total Term Loan Commitment (excluding Term Loan Commitments held by Defaulting Lenders) at such date and (b) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Required Tranche B-1 Term Loan Lenders”: at any date, Non-Defaulting Lenders having or holding a majority of the Tranche B-1 Term Loan Exposure (excluding any Tranche B-1 Term Loan Commitments and Tranche B-1 Term Loans held by Defaulting Lenders).

“Required Tranche B-2 Term Loan Lenders”: at any date, Non-Defaulting Lenders having or holding a majority of the Tranche B-2 Term Loan Exposure (excluding any Tranche B-2 Term Loan Commitments and Tranche B-2 Term Loans held by Defaulting Lenders).

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer”: the chief executive officer, president, treasurer or chief financial officer of a Loan Party, and any member, manager, managing partner or general partner of a Loan Party, or any chief executive officer, president, treasurer or chief financial officer, member, manager, managing partner or general partner of any entity that is the member, manager, managing partner or general partner of a Loan Party, but in any event, with respect to financial matters, the chief financial officer of the applicable Loan Party; provided, that the treasurer or vice president of finance of the Borrower may act as a Responsible Officer with respect to any Borrowing Notices to be delivered under this Agreement.

“Restricted Payments”: as defined in Section 9.6.

“Restricted Subsidiaries”: as of the date of determination, all Subsidiaries of the Borrower other than Subsidiaries of the Borrower which have been properly designated as Unrestricted Subsidiaries of the Borrower in accordance with the definition thereof. The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary in writing to Administrative Agent, provided that no Default or Event of Default would be in existence following such designation.

“Revolving Credit Commitment”: as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(c) under the caption “Revolving Credit Commitment,” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Revolving Credit Commitment as of the Effective Date is $1,000,000,000.

“Revolving Credit Commitment Percentage”: at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of (a) the aggregate amount of the principal amount of Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swing Line Exposure at such time.

“Revolving Credit Extension Request”: as defined in Section 2.13(f)(ii).

“Revolving Credit Facility”: any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender”: at any time, any Lender that has a Revolving Credit Commitment at such time, or, if the Total Revolving Credit Commitment shall have been terminated, any Lender that has Revolving Credit Exposure.

“Revolving Credit Loans”: as defined in Section 2.1(b).

“Revolving Credit Maturity Date”: August 13, 2018 or, if such date is not a Business Day, the next preceding Business Day.

“Revolving Credit Note”: as defined in Section 2.5(g).

“Revolving Credit Termination Date”: the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans or Swing Line Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized or back-stopped on terms and in an amount acceptable to the applicable Letter of Credit Issuer.

“Sanctioned Country”: a country or territory which is at any time subject to Sanctions.

“Sanctions”: (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC and (b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Sanctions List”: any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“SEC”: the Securities and Exchange Commission or any successor thereto.

“Section 2.13 Additional Amendment”: as defined in Section 2.13(f)(iv).

“Section 8.1 Financials”: the financial statements delivered, or required to be delivered, pursuant to Section 8.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 8.2(b).

“Security Agreement”: the Amended and Restated Security Agreement executed and delivered by the Borrower and the Restricted Subsidiaries (other than Immaterial Subsidiaries) on the date hereof, as has been amended and supplemented through the Effective

Date and as may be further supplemented, modified, amended, extended or supplanted from time to time in accordance with the terms of this Agreement.

“Securitization”: a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes that represent an interest in, or that are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Loan Documents.

“Security Documents”: the collective reference to the Security Agreement, the Pledge Agreements (Gaming Regulated), the Pledge Agreement (General), the Mortgages, the Preferred Ship Mortgages, and any other security agreement, pledge agreement, deed of trust, mortgage, and all other security documents hereafter delivered to the Administrative Agent, as each may have been amended, restated, supplemented, or otherwise modified from time to time, granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Indentures”: the Senior Subordinated Notes Indenture 2012 and the Senior Subordinated Notes Indenture 2010, and any future indentures or other agreements governing any New Subordinated Obligations or any Permitted Refinancing Subordinated Obligations.

“Senior Subordinated Notes Indenture 2010”: Indenture dated as of May 6, 2010 among the Borrower, the initial guarantors referred to therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended from time to time, pursuant to which certain of the Existing Subordinated Obligations were issued.

“Senior Subordinated Notes Indenture 2012”: Indenture dated as of March 19, 2012 among the Borrower, the initial guarantors referred to therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended from time to time, pursuant to which certain of the Existing Subordinated Obligations were issued.

“Senior Unsecured Indentures”: the Senior Unsecured Notes Indenture 2009, the Senior Unsecured Notes Indenture 2011, the Senior Unsecured Notes Indenture 2013, and any future indentures or other agreements governing any Permitted Senior Unsecured Obligations.

“Senior Unsecured Notes”: the notes evidencing the Existing Senior Unsecured Obligations or the Permitted Senior Unsecured Obligations.

“Senior Unsecured Notes Indenture 2009”: Indenture dated as of August 10, 2009 among the Borrower, the initial guarantors referred to therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended from time to time, pursuant to which certain of the Existing Senior Unsecured Obligations were issued.

“Senior Unsecured Notes Indenture 2011”: Indenture dated as of April 14, 2011 among Target, the initial guarantors referred to therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended from time to time, pursuant to which certain of the Existing Senior Unsecured Obligations were issued.

“Senior Unsecured Notes Indenture 2013”: Indenture dated as of August 5, 2013 among the Borrower, the initial guarantors referred to therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended from time to time, pursuant to which certain of the Existing Senior Unsecured Obligations were issued.

“Series”: as defined in Section 2.13(a).

“Single Employer Plan”: any Plan that is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPV” as defined in Section 12.6(g).

“Specified Change of Control”: a “Change of Control”, or like event, as defined in any of the Indentures or other document entered into by the Borrower or any Restricted Subsidiary with respect to any New Subordinated Obligations, Permitted Refinancing Subordinated Obligations or Permitted Senior Unsecured Obligations.

“Specified Existing Indebtedness”: (a) the Existing Senior Unsecured Obligations, (b) the Existing Subordinated Obligations, and (c) other long-term indebtedness of the Target and its Subsidiaries in an amount not to exceed $600,000.

“Specified Existing Revolving Credit Commitment” as defined in Section 2.13(f)(ii).

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Specified Representations”: the representations and warranties relating to organizational status, organizational power and authority to enter into the Loan Documents, due authorization, execution, delivery and enforceability of the Loan Documents, no conflicts with charter documents, solvency of the Borrower on a consolidated basis, in each case, after giving effect to the Transactions, Federal Reserve margin regulations, OFAC, the PATRIOT Act,

Foreign Corrupt Practices Act, the Investment Company Act, status of the Credit Facilities as senior debt (to the extent applicable) and the creation, validity, priority and perfection of the security interests granted in the intended collateral (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests) is not provided on the Effective Date, as applicable, after the Borrower’s use of commercially reasonable efforts to do so, then the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Facilities on the Effective Date but shall be required to be delivered after the Effective Date pursuant to arrangements to be mutually agreed by the Borrower and the Administrative Agent acting reasonably).

“STAR and TIF Bonds”: collectively, tax based bonds and tax increment financing bonds issued by a governmental authority to finance the development of the properties subject to the Cabela’s Transaction.

“Stated Amount”: with respect to any Letter of Credit, the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Stock Certificate”: as defined in Section 7.1.

“St. Louis County Ground Lease”: that certain Lease and Development Agreement, dated as of August 12, 2004, by and between the Borrower and the St. Louis County Port Authority, as it may be amended, amended and restated or otherwise modified from time to time, for an approximate 56 acre tract of land, together with the improvements thereon covered by such ground lease, located in the Lemay area of St. Louis County, Missouri.

“Subordinated Notes”: the notes evidencing the Existing Subordinated Obligations or the New Subordinated Obligations.

“Subordinated Obligations”: collectively, the Existing Subordinated Obligations and the New Subordinated Obligations.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a

“Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each direct and indirect Domestic Subsidiary of the Borrower and, to the extent that it would not result in an adverse tax, foreign gaming, or foreign law consequence that is material for or with respect to such Subsidiary, Foreign Subsidiary of the Borrower (in each case, other than the Immaterial Subsidiaries and the Unrestricted Subsidiaries), that has executed a Subsidiary Guaranty or a joinder thereto.

“Subsidiary Guaranty”: the Amended and Restated Subsidiary Guaranty executed and delivered by the Restricted Subsidiaries (other than Immaterial Subsidiaries) parties thereto on the date hereof, and as may be further supplemented, modified, amended, extended or supplanted from time to time in accordance with the terms of this Agreement.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment”: $50,000,000.

“Swing Line Exposure”: at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Revolving Credit Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender”: any Revolving Credit Lender from time to time designated by the Borrower as the Swing Line Lender with the consent of such Revolving Credit Lender and notice to the Administrative Agent; provided, that in no event shall (a) there be more than one Swing Line Lender at any time and (b) any change in the Swing Line Lender be permitted to occur while any Swing Line Loans are outstanding. As of the Effective Date, there is no Swing Line Lender.

“Swing Line Loans”: as defined in Section 2.1(c).

“Swing Line Note”: as defined in Section 2.5(g).

“Swing Line Maturity Date” the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Target”: Ameristar Casinos, Inc., a Nevada corporation.

“Target Existing Credit Agreement”: the Credit Agreement, dated as of April 14, 2011 and as amended to date, by and among the Target, the several lenders from time to time parties thereto, Deutsche Bank Trust Company Americas, as administrative agent and the other agents and financial institutions party thereto.

“Target Lake Charles Property”: the complex known as Ameristar Casino Resort Spa located in Lake Charles, Louisiana.

“Taxes” any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority, and any interest, penalties or additions to tax with respect to the foregoing.

“Term Loan Commitment”: with respect to each Lender, such Lender’s Tranche B-1 Term Loan Commitment, Tranche B-2 Term Loan Commitment or New Term Loan Commitment with respect to any Series.

“Term Loan Extension Request”: as defined in Section 2.13(f)(i).

“Term Loan Lender”: at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Repayment Amount”: as defined in Section 2.5(b).

“Term Loan Repayment Date”: as defined in Section 2.5(b).

“Term Loans”: the Tranche B-1 Term Loans, the Tranche B-2 Term Loans, any New Term Loans and any Extended Term Loans, collectively.

“Total Credit Exposure”: at any date, the sum, without duplication, of (a) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date), (b) the Total Tranche B-1 Term Loan Exposure, (c) the Total Tranche B-2 Term Loan Exposure, and (d) the New Term Loan Exposure.

“Total Revolving Credit Commitment”: the sum of the Revolving Credit Commitments and the New Revolving Credit Commitments, if applicable, of all the Lenders.

“Total Term Loan Commitment”: shall mean the sum of the Tranche B-1 Term Loan Commitments, the Tranche B-2 Term Loan Commitments and the New Term Loan Commitments, if applicable, of all the Lenders.

“Total Tranche B-1 Term Loan Commitment”: the sum of the Tranche B-1 Term Loan Commitments of all Lenders. The aggregate amount of the Tranche B-1 Term Loan Commitments as of the Effective Date is $500,000,000.

“Total Tranche B-2 Term Loan Commitment”: the sum of the Tranche B-2 Term Loan Commitments of all Lenders. The aggregate amount of the Tranche B-2 Term Loan Commitments as of the Effective Date is $1,100,000,000.

“Tranche B-1 Term Loan”: as defined in Section 2.1(a).

“Tranche B-1 Term Loan Commitment”: as to each Term Loan Lender, its obligation to make Tranche B-1 Term Loans to the Borrower pursuant to Section 2.1 (a)(i). The amount of each Lender’s Tranche B-1 Term Loan Commitment, if any, is set forth on Schedule

1.1(c) or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Tranche B-1 Term Loan Exposure”: at any time, the outstanding principal amount of the Tranche B-1 Term Loans of such Lender; provided, that at any time prior to the making of the Tranche B-1 Term Loans, the Tranche B-1 Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B-1 Term Loan Commitment.

“Tranche B-1 Term Loan Lender” a Lender having a Tranche B-1 Term Loan Commitment or an outstanding Tranche B-1 Term Loan.

“Tranche B-1 Term Loan Maturity Date”: August 13, 2016 or, if such date is not a Business Day, the first Business Day thereafter.

“Tranche B-1 Term Loan Note”: as defined in Section 2.5(g).

“Tranche B-2 Term Loan”: as defined in Section 2.1(a).

“Tranche B-2 Term Loan Commitment”: as to each Term Loan Lender, its obligation to make Tranche B-2 Term Loans to the Borrower pursuant to Section 2.1 (a)(i). The amount of each Lender’s Tranche B-2 Term Loan Commitment, if any, is set forth on Schedule 1.1(c) or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Tranche B-2 Term Loan Exposure”: at any time, the outstanding principal amount of the Tranche B-2 Term Loans of such Lender; provided, that at any time prior to the making of the Tranche B-2 Term Loans, the Tranche B-2 Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B-2 Term Loan Commitment.

“Tranche B-2 Term Loan Lender” a Lender having a Tranche B-2 Term Loan Commitment or an outstanding Tranche B-2 Term Loan.

“Tranche B-2 Term Loan Maturity Date”: August 13, 2020 or, if such date is not a Business Day, the first Business Day thereafter; provided, that such date shall be accelerated to November 15, 2019 if any portion of the Borrower’s 8.75% Senior Subordinated Notes due May 15, 2020 are outstanding on November 15, 2019.

“Tranche B-2 Term Loan Note”: as defined in Section 2.5(g).

“Transactions”: collectively, the transactions contemplated by this Agreement, the Senior Unsecured Notes Indenture 2013 and the Acquisition and any repayment, repurchase, prepayment or defeasance of Indebtedness of Borrower, Target or any of their Subsidiaries in connection therewith and the payment of related fees and expenses.

“Transferee”: as defined in Section 12.6(e).

“Treasury Management Agreement” any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, purchase cards, account reconciliation and reporting and trade finance services.

“Treasury Management Bank”: with respect to any Treasury Management Agreement, any counterparty thereto that, at the time such Treasury Management Agreement was entered into, was a Lender, an Agent or an Affiliate of an Agent or a Lender.

“Type”: (a) as to any Term Loan, its nature as an Base Rate Term Loan or a Eurodollar Term Loan and (b) as to any Revolving Credit Loan, its nature as an Base Rate Revolving Credit Loan or a Eurodollar Revolving Credit Loan.

“UCC”: the Uniform Commercial Code under New York law except to the extent the law of any local jurisdiction applies.

“UCC Filing Collateral”: as defined in Section 7.1.

“Undeveloped Baton Rouge Property”: approximately 500 acres of undeveloped land adjacent to the L’Auberge Baton Rouge Property in Baton Rouge, Louisiana, owned by the Borrower and/or any of its Restricted Subsidiaries as of the Effective Date.

“Undeveloped Land”: collectively, the Undeveloped Baton Rouge Property and the Undeveloped Reno Property.

“Undeveloped Reno Property”: approximately 800 acres of undeveloped land adjacent to the Boomtown Hotel and Casino in Reno, Nevada owned by the Borrower and/or any of its Restricted Subsidiaries as of the Effective Date.

“Unfinished Projects”: as of any date, any Project for which the Completion of Construction has not occurred.

“Unpaid Drawing”: as defined in Section 3.4(a).

“Unrestricted Subsidiaries”: the Foreign Subsidiaries and the Domestic Subsidiaries designated on the Effective Date as Unrestricted Subsidiaries on Schedule 6.15(a) and any other Subsidiary of the Borrower formed or acquired after the Effective Date and designated as “Unrestricted” by the Borrower to Administrative Agent in writing, provided, however, that (a) no Subsidiary may be designated as an Unrestricted Subsidiary at any time when a Default or Event of Default has occurred and remains continuing, or would result from such designation, (b) the Borrower shall make any such designation prior to or substantially concurrently with the acquisition or formation of the relevant Subsidiary; provided, however, that any Immaterial Subsidiary may be re-designated as “Unrestricted” at any time before such Subsidiary ceases to be an Immaterial Subsidiary.

“Vietnam Project”: the Ho Tram Strip complex of resorts and residential developments being developed by Asian Coast Development (Canada) Ltd. or any of its Affiliates in which the Borrower or any of its Affiliates are or will be investors.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The terms “include”, “includes” and “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5 References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other Contractual Obligation shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 2.

AMOUNT AND TERMS OF CREDIT

2.1 Commitments.

Subject to the terms and conditions set forth herein:

(a) (i) Each Lender having a Tranche B-1 Term Loan Commitment severally agrees to make a loan or loans (each, a “Tranche B-1 Term Loan”) to the Borrower on the Effective Date, which Tranche B-1 Term Loans shall not exceed for any such Lender the Tranche B-1 Term Loan Commitment of such Lender and in the aggregate shall not exceed $500,000,000.

(ii) Each Lender having a Tranche B-2 Term Loan Commitment severally agrees to make a loan or loans (each, a “Tranche B-2 Term Loan”) to the Borrower on the Effective Date, which Tranche B-2 Term Loans shall not exceed for any such Lender the Tranche B-2 Term Loan Commitment of such Lender and in the aggregate shall not exceed $1,100,000,000.

(iii) The Company may make only one borrowing under each of the Tranche B-1 Term Loan Commitment and Tranche B-2 Term Loan Commitment. Such Term Loans (A) may at the option of the Borrower be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; provided, that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (B) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (C) shall not exceed in the aggregate the Total Tranche B-1 Term Loan Commitments or Total Tranche B-2 Term Loan Commitments, as applicable, (D) upon funding, shall be deemed to be funded to and received by the Borrower and (E) no Tranche B-1 Term Loan or Tranche B-2 Term Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Tranche B-1 Term Loan Maturity Date or the Tranche B-2 Term Loan Maturity Date, as applicable. On the Tranche B-1 Term Loan Maturity Date, all then unpaid Tranche B-1 Term Loans shall be repaid in full. On the Tranche B-1 Term Loan Maturity Date, all then unpaid Tranche B-1 Term Loans shall be repaid in full. Each Tranche B-1 Term Loan Commitment and Tranche B-2 Term Loan Commitment shall terminate immediately and without further action on the Effective Date and after giving effect to the funding of such Tranche B-1 Term Loan Commitment and Tranche B-2 Term Loan Commitment on such date.

(b) Each Revolving Credit Lender severally, and not jointly, agrees to make loans to the Borrower (each such loan, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, that any Revolving Credit Loans (i) made available to the Borrower on the Effective Date shall not exceed $500,000,000 and shall be used to finance the Transactions, (ii) shall be made at any time and from time to time on and after the Effective Date and prior to the Revolving Credit Maturity Date, (iii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; provided, that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (iv) may be repaid and reborrowed in accordance with the provisions hereof, (v) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (vi) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the aggregate Revolving Credit Commitment and (vii) no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Maturity Date.

Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

(c) The Swing Line Lender in its individual capacity agrees, at any time and from time to time on and after the Effective Date and prior to the Swing Line Maturity Date, to make a loan or loans (each a “Swing Line Loan” and, collectively the “Swing Line Loans”) to the Borrower, which Swing Line Loans (i) shall be Base Rate Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swing Line Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect, and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swing Line Maturity

Date, all Swing Line Loans shall be repaid in full. The Swing Line Lender shall not make any Swing Line Loan after receiving a written notice from the Borrower, the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swing Line Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 12.1.

(d) On any Business Day, the Swing Line Lender may, in its sole discretion, give notice to each Revolving Credit Lender that all then-outstanding Swing Line Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Revolving Credit Lender pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swing Line Lender to repay the Swing Line Lender for such outstanding Swing Line Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swing Line Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, or (v) any reduction in the Total Revolving Credit Commitment after any such Swing Line Loans were made. In the event that, in the sole judgment of the Swing Line Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under Debtor Relief Laws in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swing Line Lender (without recourse or warranty) such participation of the outstanding Swing Line Loans as shall be necessary to cause the Lenders to share in such Swing Line Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided, that all principal and interest payable on such Swing Line Loans shall be for the account of the Swing Line Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing such participation from and after such date of purchase.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof and Swing Line Loans shall be in a minimum amount of $100,000 and in a multiple of $100,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than five Borrowings of Eurodollar Loans that are Term Loans and ten Borrowings of Eurodollar Loans that are Revolving Credit Loans under this Agreement.

2.3 Borrowing Notice.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 noon (New York City time) at least three Business Days’ prior written notice in the case of a Borrowing of Tranche B-1 Term Loans and/or Tranche B-2 Term Loans to be made on the Effective Date if such Tranche B-1 Term Loans and/or Tranche B-2 Term Loans are to be Eurodollar Rate Loans and (ii) prior to 12:00 noon (New York City time) at least one Business Day prior to the Effective Date written notice in the case of a Borrowing of Tranche B-1 Term Loans and/or Tranche B-2 Term Loans made on the Effective Date if such Tranche B-1 Term Loans and/or Tranche B-2 Term Loans are to be Base Rate Loans. Each Borrowing Notice shall specify (i) the aggregate principal amount of the Tranche B-1 Term Loans and/or Tranche B-2 Term Loans to be made, (ii) the date of the Borrowing (which shall be the Effective Date), (iii) whether the Tranche B-1 Term Loans and/or Tranche B-2 Term Loans shall consist of Base Rate Loans and/or Eurodollar Rate Loans and, if the Tranche B-1 Term Loans and/or Tranche B-2 Term Loans are to include Eurodollar Rate Loans, the Interest Period to be initially applicable thereto and (iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.4. The Administrative Agent shall promptly give each Lender written notice of the proposed Borrowing of Tranche B-1 Term Loans and/or Tranche B-2 Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Borrowing Notice.

(b) Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 noon (New York City Time) at least three Business Days’ prior written notice of each Borrowing of Eurodollar Revolving Credit Loans and (ii) prior to 10:00 a.m. (New York City time) on the date of such Borrowing, prior written notice of each Borrowing of Revolving Credit Loans that are Base Rate Loans. Each such Borrowing Notice, except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Revolving Credit Loans and, if Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Borrowing Notice.

(c) Whenever the Borrower desires to incur Swing Line Loans hereunder, it shall give the Swing Line Lender telephonic notice promptly confirmed in writing with a copy to the Administrative Agent of each Borrowing of Swing Line Loans prior to 1:00 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swing Line Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).

(d) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swing Line Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(f) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrower.

2.4 Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Borrowing Notice (including Mandatory Borrowings), each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided, that on the Effective Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided, further that all Swing Line Loans shall be made available to the Borrower in the full amount thereof by the Swing Line Lender no later than 4:00 p.m. (New York City time) or, in the event the applicable written notice requesting such Swing Line Loan is received by the Swing Line Lender after 12:30 p.m. (New York City time) but prior to 1:30 p.m. (New York City time), 5:00 p.m. (New York City time) on the date requested.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent, the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date (or, in the case of a request for a same-day Borrowing of Base Rate Loans, prior to the time the relevant Borrowing Notice is received) of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the

Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the Tranche B-1 Term Loan Lenders, on the Tranche B-1 Term Loan Maturity Date, the then-outstanding Tranche B-1 Term Loans. The Borrower shall repay to the Administrative Agent, for the benefit of the Tranche B-2 Term Loan Lenders, on the Tranche B-2 Term Loan Maturity Date, the then-outstanding Tranche B-2 Term Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then-outstanding Revolving Credit Loans made to the Borrower.

(b) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day (each, a “Term Loan Repayment Date”), a principal amount in respect of the Tranche B-1 Term Loans and Tranche B-2 Term Loans made to the Borrower equal to (i) the outstanding principal amount of Tranche B-1 Term Loans and Tranche B-2 Term Loans made to the Borrower on the Effective Date multiplied by (ii) the percentage set forth below opposite such Term Loan Repayment Date (each, an “Term Loan Repayment Amount”):

Date	Tranche B-1 Term Loan	Tranche B-2 Term Loan
September 30, 2013	0.25%	0.25%
December 31, 2013	0.25%	0.25%
March 31, 2014	0.25%	0.25%
June 30, 2014	0.25%	0.25%
September 30, 2014	0.25%	0.25%
December 31, 2014	0.25%	0.25%
March 31, 2015	0.25%	0.25%
June 30, 2015	0.25%	0.25%
September 30, 2015	0.25%	0.25%
December 31, 2015	0.25%	0.25%
March 31, 2016	0.25%	0.25%
June 30, 2016	0.25%	0.25%
Tranche B-1 Term Loan Maturity Date	Remaining outstanding amounts	N/A
September 30, 2016		0.25%
December 31, 2016		0.25%
March 31, 2017		0.25%

Date	Tranche B-1 Term Loan	Tranche B-2 Term Loan
June 30, 2017		0.25%
September 30, 2017		0.25%
December 31, 2017		0.25%
March 31, 2018		0.25%
June 30, 2018		0.25%
September 30, 2018		0.25%
December 31, 2018		0.25%
March 31, 2019		0.25%
June 30, 2019		0.25%
September 30, 2019		0.25%
December 31, 2019		0.25%
March 31, 2020		0.25%
June 30, 2020		0.25%
Tranche B-2 Term Loan Maturity Date		Remaining outstanding amounts

(c) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.13(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.13(f), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Amendment.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 12.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Tranche B-1 Term Loan, Tranche B-2 Term Loan, New Term Loan, Extended Term Loan, Revolving Credit Loan, Extended Revolving Credit Loan, New Revolving Loan or Swing Line Loan, as applicable, the Type of each Loan made, and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that in the event of inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any Lender, the Administrative Agent or the Swing Line Lender to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g) The Borrower agrees that, upon request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Tranche B-1 Term Loans, Tranche B-2 Term Loans, New Term Loans, Revolving Credit Loans, or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2, G-3, G-4, or G-5 respectively (a “Tranche B-1 Term Loan Note”, a “Tranche B-2 Term Loan Note,” a “New Term Loan Note”, a “Revolving Credit Note”, or a “Swing Line Note”, respectively, and each such note, a “Note”), with appropriate insertions as to the date and principal amount.

2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $2,500,000 of the outstanding principal amount of Loans of one Type into a Borrowing of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) Base Rate Loans may not be converted into Eurodollar Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’ prior written notice, in the case of a continuation of or conversion to Eurodollar Loans or (ii) one Business Day’s prior written notice in the case of a conversion into Base Rate Loans (each, a “Notice of Conversion or Continuation”, to be substantially in the form of Exhibit F) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into Base Rate Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of Base Rate Loans, effective as of the expiration date of such current Interest Period.

2.7 Pro Rata Borrowings. Each Borrowing of Tranche B-1 Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Tranche B-1 Term Loan Commitments. Each Borrowing of Tranche B-2 Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Tranche B-2 Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Loan Documents shall not release any Person from performance of its obligation under any Loan Document.

2.8 Interest.

(a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the Base Rate, in each case, in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant Eurodollar Rates.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, (A) on any prepayment in respect of Eurodollar Loans, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods.

At the time the Borrower gives a Borrowing Notice or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six or (if available to all the Lenders making such Eurodollar Loans as determined by such Lenders in good faith based on prevailing market conditions) a twelve month or shorter period.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10 Alternate Rate of Interest, Increased Costs, Illegality, Etc..

(a) If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion or Continuation that requests the conversion of any Borrowing of Eurodollar Loans to, or continuation of any Borrowings of Eurodollar Loans as, a Borrowing of Eurodollar Loans shall be ineffective and (ii) if any Borrowing Request requests a Borrowing of Eurodollar Revolving Credit Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Letter of Credit Issuer;

(ii) impose on any Lender, any Letter of Credit Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Letter of Credit Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Letter of Credit Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender or any Letter of Credit Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Letter of Credit Issuer’s capital or on the capital of such Lender’s or such Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered.

(d) A certificate of a Lender or a Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or such Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or any Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Letter of Credit Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Letter of Credit Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Compensation.

If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 12.7, as a result of acceleration of the maturity of the Loans pursuant to Section 10 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Borrowing Notice or a failure to satisfy borrowing conditions, (c) any Base Rate Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (not inconsistent with the internal policies of such Lender, in the reasonable judgment of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13 Incremental Facilities.

(a) The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more (x) additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”) and/or (y) increases in Revolving Credit Commitments or Extended Revolving Credit Commitments of any Class (the “New Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent). The Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided, that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable, (ii) all representations and warranties made by any Loan Party contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (iii) after giving effect to such New Loan Commitments, the Borrower will be in compliance on a pro forma basis with the covenant levels required by each of the Consolidated Senior Secured Debt Ratio and the Consolidated Total Leverage Ratio for such fiscal quarter less 0.25 (determined as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered under Section 8.1(a) or 8.1(b) as if such New Loan Commitments had been funded and the application of such proceeds had occurred on such last day), (iv) the Borrower shall have received all approvals from all applicable Governmental Authorities necessary or, in the discretion of the Administrative Agent, advisable in connection with such New Loan Commitment, (v) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), (vi) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable, (vii) the Borrower shall deliver or cause to be delivered title and extended coverage insurance for each real property Collateral covering the amount of such New Loan Commitment containing such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (viii) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement, except that any New Term Loans may be established as an increase to any existing Class of Term Loans as long as such New Term Loans have the same terms as the Term Loans of the existing Class.

(b) On any Increased Amount Date on which New Revolving Credit Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Commitments of the applicable Existing Revolving Credit Class shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Commitments of such Class, at the principal amount thereof, such interests in the Loans outstanding under such Class of Commitments on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Loans of such Class will be held by existing Lenders of such Class and New Revolving Loan Lenders ratably in accordance with their Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to the Commitments of such Class, (ii) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Loan of the applicable Existing Revolving Credit Class, (iii) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto and (iv) the terms of such New Revolving Credit Commitments (other than upfront fees) shall be identical to the existing Class; provided, that the fees and Applicable Margin applicable to the existing Class of Commitments may be increased at the option of the Borrower in connection with the establishment of such New Revolving Credit Commitments.

(c) On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with such New Term Loan Commitment (each, a “New Term Loan Lender”) shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to such New Term Loan Commitment of such New Term Loan Lender, and (ii) each such New Term Loan Lender shall become a Lender hereunder with respect to such New Term Loan Commitment and the New Term Loans made pursuant thereto.

(d) The terms and provisions of the New Term Loans, New Revolving Loans and New Term Loan Commitments shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to one or more Classes of the existing Tranche B-2 Term Loans or the then-existing Revolving Credit Loans, as applicable; provided, that (i)(A) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Tranche B-2 Term Loan Maturity Date and mandatory prepayment and other payment rights (other than scheduled amortization) of the New Term Loans and the existing Tranche B-2 Term Loans shall be identical or (B) the applicable New Revolving Credit Maturity Date shall be no earlier than the Revolving Credit Maturity Date; (ii) the rate of interest and the amortization schedule applicable to the New Term Loans shall be determined by the Borrower and the applicable New Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided that (x) the weighted average life to maturity of any New Term Loans shall be no shorter than the weighted average life to maturity of the Tranche B-2 Term Loans and (y) if the Applicable Margin in respect of such New Term Loans exceeds the Applicable Margin in respect of the Tranche B-2 Term Loans by more than 0.25%, the Applicable Margin in respect of the Tranche B-2 Term Loans shall be adjusted to be equal to the Applicable Margin in respect of the New Term Loans minus 0.25%; provided, further, that in determining the Applicable Margin, (x) original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrower to the New Term Loan Lenders under the New Term Loans and the existing Tranche B-2 Term Loans in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity, but for avoidance of doubt not including structuring, arrangement and other fees not shared with lenders generally or ticking fees) and (y) any amendments to the Applicable Margin in respect of the Tranche B-2 Term Loans that become effective subsequent to the Effective Date but prior to the time of such New Term Loans shall also be included in such calculations; provided, further, that if the Eurodollar Rate or Base Rate in respect of the New Term Loans includes a floor greater than the Eurodollar Rate or Base Rate floor applicable to the Tranche B-2 Term Loans, such excess amount shall be equated to interest margin for purposes of determining any increase to the Applicable Margin in respect of the Tranche B-2 Term Loans; (iii) the rate of interest applicable to the New Revolving Loans shall be determined by the Borrower and the applicable New Revolving Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided that if the Applicable Margin in respect of such New Revolving Loans exceeds the Applicable Margin in respect of the Revolving Credit Loans immediately prior to the effectiveness of the applicable Joinder Agreement by more than 0.50%, the Applicable Margin in respect of the then-existing Revolving Credit Loans shall be adjusted to be equal to the Applicable Margin in respect of the New Revolving Loans minus 0.50%; provided, further, that in determining the Applicable Margin, (x) upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrower to the New Revolving Loan Lenders under the New Revolving Loans and the then-existing Revolving Credit Loans in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity, but for avoidance of doubt not including structuring, arrangement and other fees not shared with lenders generally or ticking fees) and (y) any amendments to the Applicable Margin in respect of the Revolving Credit Loans that become effective subsequent to the Effective Date but prior to the time of such New Revolving Loans shall also be included in such calculations; provided, further, that if the Eurodollar Rate or Base Rate in respect of the New Revolving Loans includes a floor greater than the Eurodollar Rate or Base Rate floor applicable to the then-existing Revolving Credit Loans, such excess amount shall be equated to interest margin for purposes of determining any increase to the Applicable Margin in respect of the then-existing Revolving Credit Loans, and (iii) all other terms applicable to the New Term Loans or New Revolving Loans of any Series that differ from the existing Tranche B-2 Term Loans and the then-existing Revolving Credit Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement). Except to the extent permitted above, the terms and provisions of the New Revolving Loans and New Revolving Credit Commitments shall be identical to the Revolving Credit Loans and the Revolving Credit Commitments of the applicable Class.

(e) Each Joinder Agreement may, without the consent of any other Lenders, effect such technical amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.13.

(f) (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13(f). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be converted, except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5(b) or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.13(f) below) and (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.13 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension

Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments and/or any Extended Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”), be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.13(f). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, which such request shall be offered equally to all such Lenders) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment”), except (x) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (y) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment, in each case, to the extent provided in the applicable Extension Amendment; provided, that, notwithstanding anything to the contrary in this Section 2.13(f) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Existing Revolving Credit Commitments shall be made on a pro rata basis with all other Existing Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 12.6. No Lender shall have any obligation to agree to have any of its Existing Revolving Credit Loans or Existing Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Unless otherwise specified in the applicable Revolving Credit Extension Request, any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(iii) The Borrower shall provide each Extension Request at least five Business Days (or such shorter period as Administrative Agent may agree) prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitments into Extended Revolving Credit Commitments, such Extended Revolving Credit Commitments shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swing Line Loans under Section 2.1(c) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swing Line Maturity Date and/or the Revolving Letter of Credit Maturity Date may be extended and the related obligations to make Swing Line Loans and issue Revolving Letters of Credit may be continued so long as the Swing Line Lender and/or the applicable Letter of Credit Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv) Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.13(f)(iv) and notwithstanding anything to the contrary set forth in Section 12.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any new Class of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $50,000,000. In addition to any terms and changes required or permitted by Section 2.13(f)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5(b) or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing

Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.13(f) and without limiting the generality or applicability of Section 12.1 to any Section 2.13 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.13 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.13 Additional Amendments are within the requirements of Section 2.13(f)(i) and do not become effective prior to the time that such Section 2.13 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.13 Additional Amendments to become effective in accordance with Section 12.1.

(v) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date) and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

2.14 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender.

(b) if any Swing Line Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender and the conditions precedent set forth in Section 7.2 have been satisfied, then:

(i) all or any part of such Swing Line Exposure and Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent (x) such non-Defaulting Lender’s Revolving Credit Exposure does not exceed such non Defaulting Lender’s Revolving Credit Commitments and (y) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swing Line Exposure and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding;

(iii) if any portion of such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the Letter of Credit Fee with respect to such portion of such Defaulting Lender’s Letter of Credit Exposure so long as it is Cash Collateralized;

(iv) if any portion of such Defaulting Lender’s Letter of Credit Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Revolving Credit Commitment Percentages; or

(v) if any portion of such Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.14(b), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, the Letter of Credit Fee payable with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated).

(c) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or Cash Collateralized in accordance with Section 2.14(b), and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (and Defaulting Lenders shall not participate therein); and

(d) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 12.8(a) but excluding Section 12.7) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 7 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower, the Letter of Credit Issuer or the Swing Line Lender, as the case may be, agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitment Percentage and such Lender shall cease to be a Defaulting Lender. The rights and remedies against a Defaulting Lender under this Section 2.14 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swing Line Lender and the Letter of Credit Issuer may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.14 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 3.

LETTERS OF CREDIT

3.1 Letters of Credit.

(a) Subject to the terms and conditions hereof, at any time and from time to time after the Effective Date and prior to the L/C Facility Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Effective Date through the L/C Facility Maturity Date upon the request of the Borrower, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date; (iv) each Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor or cause the Letter of Credit Issuer or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law; and (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from any Loan Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 12.1 The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit issued under and pursuant to the provisions of this Section 3.1

(c) Upon at least two Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuer (which the Administrative Agent shall promptly notify the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

(d) The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

[1]	PNK to confirm status of Existing L/C issuers to continue as L/C issuers under this facility.

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Letter of Credit Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;

(iii) except as otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;

(iv) such Letter of Credit is denominated in a currency other than Dollars;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(vi) a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders, is Cash Collateralized or the Borrower has entered into arrangements satisfactory to the Letter of Credit Issuer to eliminate the Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender.

(e) The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f) The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.2 Procedure for Issuance of Letter of Credit.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account or amended, it shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance or amendment. Each notice shall be executed by the Borrower and shall be substantially in the form of Exhibit H (each a “Letter of Credit Request”). If requested by any Letter of Credit Issuer, the Borrower shall also submit a letter of credit application on such Letter of Credit Issuer’s standard form in connection with any request for a Letter of Credit.

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day)); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may require.

(c) Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 6 and 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.

(d) If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (i) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received written notice on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(e) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer, as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.4 Reimbursement Obligation of the Borrower. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment in with respect to any drawing under any Letter of Credit. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin plus the Base Rate as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of

Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Borrowing Notice requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be Base Rate Loans) on the Reimbursement Date in the amount, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as Cash Collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such Cash Collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, irrevocable and unconditional under any and all circumstances and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Letter of Credit Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, subject to the proviso in Section 3.7 below, with such court ruling provided in an independent proceeding following the Borrower’s payment obligations to the Letter of Credit Issuer.

3.5 [Reserved]

3.6 New or Successor Letter of Credit Issuer. (a) The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may (i) replace a Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer and/or (ii) add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Loan Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(d) and 4.1(e). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7 Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Cash Collateral.

(a) Upon the request of the Required Revolving Credit Lenders if, as of the L/C Facility Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing, the Administrative Agent or the Required Revolving Credit Lenders may require that the L/C Obligations be Cash Collateralized.

(c) The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all cash, deposit accounts and all balances therein, in each case that constitute collateral for the L/C Obligations, and all proceeds of the foregoing. Such Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.

3.9 Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

SECTION 4.

FEES; COMMITMENT REDUCTIONS AND TERMINATIONS

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), other than any Defaulting Lender, a commitment fee (the “Commitment Fee”) for each day from the Effective Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum (calculated in accordance with Section 5.5) equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent for the account of the Revolving Credit Lenders other than any Defaulting Lender pro rata on the basis of their respective Letter of Credit Exposure, a per annum fee in respect of the face amount of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate (calculated in accordance with Section 5.5) for each day equal to the Applicable Margin for Revolving Credit Loans made at the Eurodollar Rate. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, administrative agent fees as have been previously agreed pursuant to the Fee Letter or as may be agreed in writing from time to time by the Borrower and the Administrative Agent.

(d) The Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to the greater of (i) $125 per quarter or (ii) 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(e) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(g) The Borrower agrees to pay all fees provided for in the Fee Letter.

(h) In the event that prior to the one year anniversary of the Effective Date a Repricing Transaction (other than in connection with a Change of Control) occurs with respect to either the Tranche B-1 Term Loans or the Tranche B-2 Term Loans, the Borrower shall pay a premium to each Lender whose Tranche B-1 Term Loan and/or Tranche B-2 Term Loan is repaid or amended, as applicable, equal to the 1.00% of the principal amount of such Lender’s Tranche B-1 Term Loan and/or Tranche B-2 Term Loan.

4.2 Voluntary Reduction of Revolving Credit Commitments. Upon at least five Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.13(f), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to (or at the option of the Borrower, by an amount greater than) the amount of Revolving Credit Commitments of such Lender so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.13(f) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.13(f) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.

4.3 Mandatory Termination of Commitments. (a) Each of the Tranche B-1 Term Loan Commitments and the Tranche B-2 Term Loan Commitments shall terminate immediately and without further action on the Effective Date and after giving effect to the funding of such Tranche B-1 Term Loan Commitment and Tranche B-2 Term Loan Commitment on such date.

(b) The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c) The Swing Line Commitment shall terminate at 5:00 p.m. (New York City time) on the Swing Line Maturity Date.

(d) The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

SECTION 5.

PAYMENTS

5.1 Optional Prepayments. The Borrower shall have the right to prepay its Term Loans, Revolving Credit Loans and Swing Line Loans, as applicable, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 Noon (New York City time) (i) in the case of Eurodollar Loans, three Business Days prior to, (ii) in the case of Base Rate Loans (other than Swing Line Loans), one Business Day prior to or (iii) in the case of Swing Line Loans, on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swing Line Lender, as the case may be; (b) each partial prepayment of (i) Term Loans and Revolving Credit Loans shall be in a minimum amount of $1,000,000 or a whole multiple thereof in excess thereof and (ii) Swing Line Loans shall be in a minimum amount of $100,000 or a whole multiple thereof, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Eurodollar Loans and (c) in the case of any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.13(f), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender. Notwithstanding the foregoing, the Borrower may not repay Extended Term Loans of any Extension Series unless such prepayment is accompanied by a pro rata (or greater) repayment of Term Loans of the Existing Term Loan Class from which such Extended Term Loans were converted (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

5.2 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree in writing, upon any sale, issuance or incurrence of Indebtedness (other than Indebtedness permitted pursuant to Section 9.2) by the Borrower, then, without prejudice to any Event of Default that may occur by reason of such sale, issuance or incurrence, upon receipt of the Net Cash Proceeds from such sale, issuance or incurrence, the Term Loans shall be prepaid, and/or the Total Revolving Credit Commitments shall be reduced, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 5.2(f).

(b) Unless the Required Prepayment Lenders shall otherwise agree in writing, on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale other than the Required Asset Sales, the Term Loans shall be prepaid, and/or the Total Revolving Credit Commitments shall be reduced by an amount equal to the amount of such Net Cash Proceeds, which prepayments and reductions shall be applied as set forth in Section 5.2(f); provided, that with respect to any Asset Sale other than the Required Asset Sales:

(i) if (x) no Default or Event of Default would exist or arise therefrom and (y) not later than ten (10) Business Days after the date of the receipt by the Borrower of the Net Cash Proceeds from any Asset Sale, Borrower shall have delivered to Administrative Agent a Reinvestment Notice stating the amount of such Net Cash Proceeds which is intended to be used to acquire assets useful in the business of the Borrower or the applicable Restricted Subsidiary prior to the Reinvestment Prepayment Date with respect to such Reinvestment Notice, then the amount set forth in such Reinvestment Notice as intended to be reinvested shall not be required to be applied as set forth in this Section 5.2(b);

(ii) to the extent such Net Cash Proceeds are from an Asset Sale of Collateral, the assets in which such Net Cash Proceeds are reinvested must also be Collateral; and

(iii) if all or any portion of such Net Cash Proceeds are not reinvested in assets in accordance with the applicable Reinvestment Notice (and in the case of Net Cash Proceeds from an Asset Sale of Collateral, in compliance with clause (ii) above) on or prior to the applicable Reinvestment Prepayment Date, such remaining portion shall be applied on the applicable Reinvestment Prepayment Date to prepay Term Loans and/or to reduce the Revolving Credit Commitments, all in accordance with Section 5.2(f).

(c) On any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the Required Asset Sales, the Term Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, which prepayments shall be applied to the Term Loans as directed by the Borrower.

(d) Unless the Required Prepayment Lenders shall otherwise agree, on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Recovery Event, the Term Loans shall be prepaid, and/or the Total Revolving Credit Commitments shall be reduced by an amount equal to the amount of such Net Cash Proceeds, which prepayments and reductions shall be applied as set forth in Section 5.2(f); provided, that

(i) if (x) no Default or Event of Default would exist or arise therefrom and (y) not later than ten (10) Business Days after the date of the receipt by the Borrower of the Net Cash Proceeds from any Recovery Event, Borrower shall have delivered to Administrative Agent a Reinvestment Notice stating the amount of such Net Cash Proceeds which is intended to be used to acquire assets useful in the business of the Borrower or the applicable Restricted Subsidiary prior to the Reinvestment Prepayment Date with respect to such Reinvestment Notice, then the amount set forth in such Reinvestment Notice as intended to be reinvested shall not be required to be applied as set forth in this Section 5.2(c);

(ii) to the extent such Net Cash Proceeds are from a Recovery Event with respect to Collateral, the assets in which such Net Cash Proceeds are reinvested must also be Collateral; and

(iii) if all or any portion of such Net Cash Proceeds are not reinvested in assets in accordance with the applicable Reinvestment Notice (and in the case of Net Cash Proceeds from a Recovery Event with respect to Collateral, in compliance with clause (ii) above) on or prior to the applicable Reinvestment Prepayment Date, such remaining portion shall be applied on the applicable Reinvestment Prepayment Date to prepay Term Loans and/or to reduce the Revolving Credit Commitments, all in accordance with Section 5.2(f); provided, that if any portion has not been used prior to the applicable Reinvestment Prepayment Date and Borrower is diligently pursuing the reinvestment of such amount, then such application of the remaining portion shall not be required so long as such reinvestment is being diligently pursued.

(e) Unless the Required Prepayment Lenders shall otherwise agree, commencing with fiscal year 2013, if there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid and/or the Revolving Loans shall be prepaid (without any reduction in the Total Revolving Credit Commitments), by an amount equal to 50% of such Excess Cash Flow, as set forth in Section 5.2(f). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 8.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(f) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to clauses (a), (b), (d) or (e) of this Section 5.2 shall be allocated, first, pro rata among the Term Loans based on the applicable remaining amounts outstanding under any such Term Loans due thereunder, and second, to reduce permanently the Total Revolving Credit Commitments; provided that (i) the Revolving Credit Commitments shall not be required to be reduced below $500,000,000 and (ii) the Total Revolving Credit Commitments shall not be required to be reduced in connection with any prepayments under clause (e) of this Section 5.2. Any such reduction of the Total Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans and/or Swing Line Loans to the extent, if any, that the aggregate amount of the Lenders’ Revolving Credit Exposure at such time exceeds the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in Cash into a cash collateral account subject to documentation reasonably satisfactory to the Administrative Agent.

(g) The Borrower shall provide each of the Term Loan Lenders with five (5) Business Days prior written notice of each such prepayment substantially in the form of Exhibit I (each, a “Prepayment Notice”), and any such Term Loan Lender, at its option, may elect, so long as there are any Term Loans outstanding, not to accept its ratable portion of such prepayment in which event the provisions of the next sentence shall apply. Any Term Loan Lender declining such prepayment (each such Lender being a “Declining Term Loan Lender” and the amount of such Lender’s ratable portion of such prepayment being the “Declined Term Amount”) shall give written notice to the Administrative Agent substantially in the form provided in the Prepayment Notice, by 11:00 A.M., New York City time, on the Business Day immediately preceding the date on which such prepayment would otherwise be made, and then the Declined Term Amount for all Declining Term Loan Lenders may be retained by the Borrower; provided, that if part or all of a Declined Term Amount consists of proceeds from the sale or other disposition of Collateral (“Collateral Proceeds”), the portion of any Declined Term Amount that consists of Collateral Proceeds shall be paid to all Lenders that are not Declining Term Loan Lenders (the “Accepting Term Loan Lenders,” and each such Accepting Term Loan Lender being an “Accepting Term Loan Lender”) on a pro rata basis based upon the total amount outstanding (including all accrued but unpaid interest) then owed by Borrower to each such Accepting Term Loan Lender along with any prepayment amount to be paid pursuant to this Section 5.2; provided, further, that in the event that the Collateral Proceeds exceed the total amount owed to

Accepting Term Loan Lenders following mandatory prepayments under this Section 5.2 (other than the Collateral Proceeds), such amount shall be returned to the Borrower.

5.3 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower in Dollars, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto (or, in the case of the Swing Line Loans, to the Swing Line Lender) or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower (or, in the case of the Swing Line Loans, at such office as the Swing Line Lender shall specify for such purpose by notice to the Borrower), it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion (or, in the case of the Swing Line Loans, at the Swing Line Lender’s sole discretion). Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall, to the extent permitted by applicable laws, be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as reasonably determined by such withholding agent.

(ii) If any Loan Party or the Administrative Agent shall be required to withhold or deduct any Taxes from any payment, then (A) such withholding agent shall withhold or make such deductions as are reasonably determined by such withholding agent to be required by applicable law, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions on account of Indemnified Taxes applicable to additional sums payable under this Section 5.4) the applicable Recipient, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by such Recipient, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. After any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, (C) whether such Lender is subject to backup withholding or information reporting requirements, and (D) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Effective Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent in writing of its legal inability to do so and (iv) each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e)(ii)(A), (ii)(B) and Section 5.4(f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J (a “Non-Bank Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments earned by the Non-U.S. Lender are effectively connected income and (y) executed originals of Internal Revenue Service Form W-8BEN (or any successor thereto);

(4) to the extent a Lender is not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Certificate of such beneficial owner(s) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Certificate(s) may be provided by the Non-U.S. Lender on behalf of the beneficial owner(s)); or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) FATCA Documentation. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.4(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, the Administrative Agent or such Lender (as applicable) shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or Lender, as the case may be, be required to pay any amount to any Loan Party pursuant to this paragraph (g) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h) For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the Swing Line Lender.

5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on Eurodollar Loans and Base Rate Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Base Rate Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obligated to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

6.1 Financial Condition.

(a) (i) To the knowledge of any Authorized Officer of the Borrower, the annual Historical Financial Statements and the related consolidated statements of income and consolidated statements of cash flows for the fiscal years ended on such dates (in the case of consolidated financial statements, reported on by and accompanied by an unqualified report from a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the Administrative Agent), in each case, present fairly the consolidated financial condition of the Target and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended; and (ii) the audited consolidated and unaudited consolidating balance sheets of the Borrower as of December 31, 2012 and each of the annual financial statements delivered under Section 8.1(a) and the related consolidated and consolidating statements of income and consolidated statements of cash flows for the fiscal years ended on such dates (in the case of consolidated financial statements, reported on by and accompanied by an unqualified report from a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the Administrative Agent), in each case, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(b) (i) To the knowledge of any Authorized Officer of the Borrower, the quarterly Historical Financial Statements and the related consolidated statements of income and consolidated statements of cash flows for the fiscal quarters ended on such dates, in each case, present fairly the consolidated financial condition of the Target and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended; and (ii) the consolidated and consolidating balance sheets of the Borrower as of March 31, 2013 and June 30, 2013 and each of the most recent quarterly financial statements delivered under Section 8.1(b) and the related consolidated and consolidating statements of income and consolidated statements of cash flows for the fiscal quarter and the year-to-date ended on such dates, in each case, present fairly the consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated and consolidating results of its operations and its consolidated cash flows for the respective fiscal period then ended (subject to year-end adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases other than those not prohibited hereunder or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 6.1, in each case to the extent required by GAAP to be so reflected and other than those that are permitted under this Agreement and have arisen after the date of such most recent financial statements.

(d) The pro forma balance sheet and related statement of operations of the Borrower and its Subsidiaries (after giving effect to the Acquisition) delivered in accordance with Section 7.1(k), fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries (after giving effect to the Acquisition) as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries (after giving effect to the Acquisition) for the period ended on such date, in each case giving effect to the Transactions, all in accordance with GAAP. To the extent the pro forma balance sheet and related statement of operations required pursuant to this Section 6.1(d) contain information based on the Target and its Subsidiaries, such information is based on information with respect to the Target and its Subsidiaries provided to the Borrower and reasonably believed by the Borrower to be correct.

(e) The most recent consolidated forecasted balance sheets, income statements and cash flow statements delivered in accordance with Section 7.1(l) on or prior to the Effective Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonably believed by the Borrower to be fair in light of the conditions existing at the time of delivery of such forecasts and at the Effective Date, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance; it being understood and agreed that (A) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (B) no assurance is given by the Borrower that the results or forecast in any such projections will be realized, (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (D) the projections delivered pursuant to Section 7.1(l) have been prepared by the Borrower with reference to the historical projections of the Target.

6.2 No Change. On the Effective Date and after giving effect to the Transactions, since December 31, 2012 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

6.3 Organizational Existence; Compliance with Law. Each of the Borrower and its Restricted Subsidiaries, other than Immaterial Subsidiaries, (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement, and such corporate or other action does not contravene the terms of any of such Loan Party’s Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of the Acquisition Agreement, this Agreement or any of the other Loan Documents, except (i) consents, approvals, authorizations, filings and notices which have been obtained or made and are in full force and effect; and certain consents, approvals, authorization, filings and notices specifically identified on Schedule 6.4 which have not been obtained or given, but have been or will promptly be requested or given, and in the case of consents, approvals and authorizations, are anticipated to be received in the due course of business of the applicable party from whom such consent, approval or authorization has been requested and (ii) the filings referred to in Section 6.19 and Section 8.10. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation

applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

6.6 No Material Litigation. No litigation, action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby except proceedings of the Gaming Boards identified on Schedule 6.4, or (b) that could reasonably be expected to have a Material Adverse Effect.

6.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.8 Ownership of Property; Liens.

(a) Each of the Borrower and its Restricted Subsidiaries has good, marketable and insurable title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and the Property is not subject to any Lien except as permitted by Section 9.3.

(b) Other than as could not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

(c) Other than as could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has received any notice of, nor has any knowledge of, any pending, threatened or contemplated condemnation or eminent domain proceeding with respect to any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) Except as permitted by the terms of this Agreement, none of the Loan Parties is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(e) Other than as could not reasonably be expected to result in a Material Adverse Effect, each parcel of Mortgaged Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all respects with the property classification assigned to it for real estate tax assessment purposes.

(f) Other than as could not reasonably be expected to result in a Material Adverse Effect, the Mortgaged Properties are zoned in all respects to permit the uses for which such Mortgaged Properties are currently being used or the appropriate zoning relief has been obtained for such uses.

6.9 Intellectual Property. The Borrower and its Restricted Subsidiaries own, or are licensed to use, all material Intellectual Property necessary for the conduct of their business as currently conducted, taken as a whole. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property in a manner that reasonably could be expected to result in a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in any material respect in a manner that reasonably could be expected to result in a Material Adverse Effect.

6.10 Taxes. Each of the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than those with respect to which the amount or validity thereof is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien, other than Liens permitted under Section 9.3(a), has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

6.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) in a manner that is in violation of any of the Regulations of the Board or for any purpose that otherwise violates, or could cause the Lenders to violate, the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

6.12 Labor Matters. There are no strikes, work stoppages, slowdowns, lockouts or other labor disputes against or involving the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, (i) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of Borrower or any of its Subsidiaries, and (ii) no petition for certification or election of any such representative is existing or pending with respect to any employee of Borrower or any of its Subsidiaries. Hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law except as (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

6.13 ERISA. Except as could not (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect, none of (i) a Reportable Event, (ii) any failure by the Borrower, any of its Subsidiaries or any Commonly Controlled Entity to satisfy the minimum funding standard applicable to such Plan under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, or to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Single Employer Plan, or to make any required contribution to any Multiemployer Plan when due, (iii) the withdrawal of Borrower, any of its Subsidiaries or any Commonly Controlled Entity from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (iv) the institution of proceedings to terminate a Single Employer Plan or Multiemployer Plan by the PBGC under Section 4042 of ERISA; (v) a determination that any Single Employer Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i)(4) of ERISA; (vi) the receipt by Borrower, any of its Subsidiaries or any Commonly Controlled Entity of notice from any Multiemployer Plan that it is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code or Section 305(b) of ERISA; (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan; (vii) the disqualification by the IRS of any Single Employer Plan (or any other Plan intended to qualify for tax exempt status under Section 401(a) of the Code) under Section 401(a) of the Code; (viii) any event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan or Multiemployer Plan; (ix) the imposition of any liability upon Borrower, any of its Subsidiaries or any Commonly Controlled Entity under Title IV of ERISA other than for PBGC premiums due but not delinquent; (x) the Borrower’s or any of its Subsidiaries’ engagement in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; or (xi) any “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Plan has occurred. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code and all other applicable Requirements of Law, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. Except as could not (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect, no termination of a Single Employer Plan has occurred, nor has there been any filing of a notice of intent to terminate a Single Employer Plan (or treatment of a plan amendment as a termination) under Section 4041 of ERISA, and no Lien has been imposed under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA, in any case, on the property of Borrower, any of its Subsidiaries or any Commonly Controlled Entity in favor of the PBGC, a Plan or otherwise. Except as could not (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, materially exceed the fair market value of the assets of such Plan. Except those arising out of the operations of the Atlantic City Entities (which arose prior to January 1, 2010 and with respect to which all of the related liabilities have been paid and no liabilities, whether fixed or contingent, remain) and except as could not (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Commonly Controlled Entity has had a

complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that has resulted or could reasonably be expected to result in material liability to Borrower and any of its Subsidiaries, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Except as could not (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect, no Multiemployer Plan is in Reorganization or Insolvent, and no Multiemployer Plan has been terminated (and no amendment to a Multiemployer Plan has been treated as a termination) under Section 4041A of ERISA. The events and circumstances described in this Section 6.13 are referred to below collectively as “ERISA Events” and each individually as an “ERISA Event”.

6.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur or secure Indebtedness.

6.15 Subsidiaries.

(a) The Subsidiaries listed on Schedule 6.15(a) constitute all the Subsidiaries of the Borrower at the Effective Date. Schedule 6.15(a) sets forth as of the Effective Date the name and jurisdiction of formation of each such Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party. Schedule 6.15(a) also identifies all of the Unrestricted Subsidiaries and Immaterial Subsidiaries as of the Effective Date.

(b) As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options, restricted stock and phantom stock units issued or granted to employees or directors pursuant to an equity plan adopted by the Borrower and directors’ qualifying shares, and with respect to the Capital Stock of the Borrower, subscriptions, options, warrants, calls, rights or other agreements or commitments to which the Borrower is not a party) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 6.15(b).

6.16 Use of Proceeds. (a) The proceeds of the Term Loans, the New Pinnacle Notes Offering and a portion of the proceeds of Borrowings under the Revolving Credit Facility shall be used to (i) pay the consideration for the Acquisition, (ii) repay in full all existing Indebtedness of the Borrower, the Target and their respective Subsidiaries as of the Effective Date other than the Specified Existing Indebtedness and other Indebtedness permitted to remain outstanding under the terms of this Agreement, (iii) pay the fees, costs and expenses related to the Transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Documents, and (iv) for the working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b) The Borrower will use the Letters of Credit, remaining Revolving Credit Loans and Swing Line Loans for general corporate purposes of the Borrower and its Subsidiaries; provided, that the proceeds of the Revolving Credit Loans may not be used to make an optional prepayment of the Term Loans.

6.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: (A) each of their Environmental Permits will be timely renewed and complied with, without material expense; (B) any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and (C) compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

6.18 Accuracy of Information, Etc.. No statement or information (other than projections and pro forma financial information) contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (giving effect to any updates and/or supplements which were provided prior to the date of making this representation), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The financial projections and pro forma financial information in the material referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that because the projections are based on estimates and assumptions as to future events, they are inherently uncertain and actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

6.19 Security Documents.

(a) The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof; provided, that the pledge of the Pledged Stock of any Loan Party that is licensed by or registered with the Nevada Gaming Authorities requires the approval of the requisite Nevada Gaming Authorities in order for such pledge to become effective, and such approvals will be obtained in accordance with the time limits specified pursuant to Schedule 8.13. In the case of the Pledged Stock pledged in favor of the Administrative Agent pursuant to the Pledge Agreements, when any certificates representing such Pledged Stock that is a security under Section 8-102(a)(15) of the UCC are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Documents as to which a security interest can be perfected by filing of the UCC financing statement, when UCC financing statements in appropriate form are filed in the offices specified on Schedule 6.19(a) (which financing statements have been duly completed and delivered to the Administrative Agent), the security interests created by the Security Documents securing such Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 9.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and each Mortgage shall (as of the Effective Date in the case of the Mortgages filed on or prior to the Effective Date and when such Mortgage is filed in the recording office designated by the Borrower in the case of any Mortgage to be executed and delivered pursuant to Section 8.10(b)) constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

6.20 Solvency. The Borrower and its Restricted Subsidiaries, taken as a whole, (a) as of the Effective Date, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, and (b) on any date after the Effective Date on which this representation is made, are, and after giving effect to the making of any Loan or the issuance of any Letter of Credit hereunder on such date, will be, Solvent.

6.21 Senior Indebtedness. The Obligations constitute “Senior Debt” of the Borrower under and as defined in the Indentures governing Subordinated Obligations or Permitted Refinancing Subordinated Obligations. The obligations of each Subsidiary Guarantor under the Subsidiary Guaranty constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Indentures governing Subordinated Obligations or Permitted Refinancing Subordinated Obligations.

6.22 Regulation H. No Mortgage encumbers improved real property which is located in a Flood Zone (except for any Mortgaged Properties as to which such flood insurance as required by Section 7.1(b)(viii) has been obtained and is in full force and effect as required by this Agreement).

6.23 Gaming Laws. The Borrower and the Restricted Subsidiaries are in compliance with all applicable Gaming Laws in all respects which are applicable to the operations, businesses and prospects of the Borrower and the Restricted Subsidiaries, taken as a whole, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect.

6.24 Anti-Terrorism Laws. Borrower represents on a continuing basis that:

(a) Each of the Borrower and its Subsidiaries and their respective directors, officers and employees, or to the knowledge of the Borrower and its Subsidiaries, their affiliated companies and the respective directors, officers and employees of such affiliated companies, have conducted their business in material compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b) None of the Borrower or its Subsidiaries or their respective directors, officers, employees or representatives acting or benefiting in any capacity in connection with this Agreement or the New Pinnacle Notes Offering, or to the knowledge of the Borrower and its

Subsidiaries, their affiliated companies or the respective directors, officers, employees or representatives acting or benefiting in any capacity in connection with this Agreement or the New Pinnacle Notes Offering of such affiliated companies:

(i) is a Designated Person;

(ii) is a Person that is owned or controlled by a Designated Person;

(iii) is located, organized or resident in a Sanctioned County; or

(iv) has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions.

6.25 Insurance Proceeds. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (taking into account self-insurance), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates as reasonably determined by the management of the Borrower. The Estimated Business Interruption Insurance included in the most recent certificate delivered by the Borrower pursuant to Section 8.2 is a good faith estimate of the aggregate amount to be received with respect to business interruption insurance for the applicable periods with respect to the Property of the Borrower or its Restricted Subsidiaries.

SECTION 7.

CONDITIONS PRECEDENT

7.1 Conditions to Initial Borrowing. The agreement of each Lender to make the initial Borrowing requested to be made by it hereunder is subject to the satisfaction or waiver (in accordance with Section 12.1), prior to or concurrently with the making of such Borrowing on the Effective Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received the following (each of which shall be originals or facsimiles or PDF copies (other than the Notes, which shall be originals)):

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Administrative Agent and each Lender,

(ii) a Note or Notes, executed and delivered by a duly authorized officer of the Borrower in favor of each Lender requesting the same;

(iii) the Subsidiary Guaranty, executed and delivered by a duly authorized officer of each Subsidiary Guarantor,

(iv) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(v) the Pledge Agreements, executed and delivered by a duly authorized officer of each pledgor party thereto;

(vi) the Intercompany Subordination Agreement, executed and delivered by a duly authorized officer of each obligor party thereto;

(vii) the Master Intercompany Demand Note, with an endorsement thereto in favor of the Administrative Agent, executed and delivered by a duly authorized officer of each obligor party thereto; and

(viii) the Preferred Ship Mortgages, executed and delivered by a duly authorized officer of the relevant Subsidiary Guarantor and the Administrative Agent.

(b) Collateral. Subject, in each case, to the last paragraph of this Section 7.1:

(i) The Administrative Agent shall have received the certificates representing the shares of Capital Stock that are securities under Section 8-102(a)(15) of the UCC pledged pursuant to the Pledge Agreements, together with an undated stock power or assignment for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; provided, the Lenders and the Administrative Agent acknowledge the pledge of the Pledged Stock of any Loan Party that is licensed by or registered with the Gaming Boards pursuant to the Pledge Agreements (Gaming Regulated) requires the approval of the Gaming Boards in order for such pledge to become effective and the certificates representing the shares of such Pledged Stock may not be delivered to the Administrative Agent or its custodial agent until and unless such approval is obtained.

(ii) The Administrative Agent shall have received results of lien searches with respect to each Loan Party (including a search as to judgments, bankruptcy, tax and UCC matters) dated as of a recent date prior to the Effective Date in each jurisdiction and filing office in which filings or recordations under applicable Uniform Commercial Code or other applicable Law should be made to evidence or perfect a security interest with respect to such matters along with copies of the financing statements on file referenced in such searches and, in each case, indicating that the assets of such Loan Party are free and clear of all Liens (other than Liens permitted hereunder).

(iii) All Uniform Commercial Code financing statements, short-form security agreements with the United States Patent and Trademark Office and/or United States Copyright Office, and other applicable personal property filings, reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Administrative Agent for filing, registration or recording.

(iv) The Borrower shall deliver to the Administrative Agent copies of insurance policies or certificates of insurance of the Loan Parties evidencing insurance coverage meeting the requirements set forth in the Loan Documents, including appropriate endorsements to insurance policies naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

(v) Title Insurance. With respect to each Mortgaged Property, (i) the Administrative Agent shall have received, and a nationally recognized title insurance company shall have issued, a title insurance policy or, if applicable, mortgage assignment, date down and modification endorsements (and such other endorsements as requested by the Administrative Agent) to the existing title insurance policies, naming the Administrative Agent as the insured party, insuring, or assuring, as applicable, the first priority lien of each Mortgage on the applicable Mortgaged Property, containing such customary endorsements and affirmative insurance, coinsurance and reinsurance as the Administrative Agent may reasonably require, and be otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) the Administrative Agent shall have received evidence reasonably satisfactory to it that the relevant Loan Party has paid to the title insurance company or to the appropriate governmental authorities all expenses and premiums of the title insurance company and all other sums required in connection with the issuance of each such title insurance policy or assignment and modification endorsement, as applicable, referred to in clause (i) above of this Section 7.1(b)(v), and all charges and recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for each such Mortgaged Property in the appropriate real estate records.

(vi) Surveys. The Administrative Agent shall have received either (i) maps or plans of an ALTA survey of each Mortgaged Property (or, where available and reasonably satisfactory to the Administrative Agent, updates to existing maps and plans of such Mortgaged Property), which shall show, among other things, the location of any improvements thereon, certified to the Administrative Agent and the title insurance company issuing the title insurance policies referenced in Section 7.1(b)(v) and dated by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent or (ii) existing maps or plans of an ALTA survey of each Mortgaged Property, in each case in a manner reasonably satisfactory to the Administrative Agent.

(vii) Environmental. The Administrative Agent shall have received a copy of an environmental assessment report to the extent prepared by the Borrower (and, to the extent requested, reliance letters) as to any environmental hazards, liabilities or remedial action to which the Borrower or any of the Subsidiaries may be subject.

(viii) Flood.

(A) With respect to each Mortgaged Property, the Administrative Agent shall have received a Flood Certificate from a third party vendor reasonably acceptable to the Administrative Agent.

(B) If any parcel of any improved Mortgaged Property is located in a Flood Zone, then Administrative Agent shall have received and the Borrower shall maintain or cause its applicable Subsidiary to maintain, (i) a policy of flood insurance with a financially sound and reputable insurance company that (u) covers such parcel of improved Mortgage Property located in a Flood Zone; (v) names the Administrative Agent, as the loss payee and mortgagee, (w) provides coverage in such total amount as the Administrative Agent or the Lenders may require, but at a minimum, in an amount sufficient to comply with the Flood Program; (x) has a term ending not earlier than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date; (y) to the extent personal property securing the Obligations, including, without limitation inventory and other trade or movable property, is located on or in such Mortgaged Property such policy of flood insurance must also include contents coverage with respect to such personal property; and (z) such other requirements as Administrative Agent or the Lenders may reasonably require, and (ii) confirmation that the Borrower has received the Flood Notice.

(ix) Mortgage. With respect to each Mortgaged Property, (i) the applicable Loan Party shall have executed and delivered to the Administrative Agent a Mortgage (including, as applicable, an assignment of any existing Mortgage in favor of Barclays Bank PLC, together with an amendment, modification or an amendment and restatement of such Mortgage) in recordable form, granting to the Administrative Agent, for the benefit of the Lender Parties, a first priority perfected security interest and Lien with respect to such Mortgaged Property, subject only to Liens permitted under Section 9.3 and (ii) any consents, estoppels or subordination non-disturbance and attornment agreements reasonably requested by the Administrative Agent in connection with such Mortgage and, in each case, in form and substance reasonably satisfactory to the Administrative Agent; and

(x) Mortgage Opinions. The Administrative Agent shall have received a letter of opinion addressed to the Administrative Agent and the Lenders with respect to due authorization, execution and delivery and enforceability and validity of each Mortgage and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent, in each case with respect to the Mortgages on the Mortgaged Properties listed on Schedule 1.1(a).

(c) No Material Adverse Change. Since December 20, 2012, there has been no Material Adverse Change.

(d) Legal Opinions. The Lenders shall have received a reasonably satisfactory opinion from each counsel to the Borrower and the Guarantors listed on Schedule 7.1(d) (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of this Agreement and the other Loan Documents and the validity of the Liens pursuant to the Security Documents (other than the Mortgages)). Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as are customary for similar transactions.

(e) Closing Certificates. The Administrative Agent shall have received a certificate of the Loan Parties, dated the Effective Date, substantially in the form of Exhibit K, with appropriate insertions and attachments, executed by any Responsible Officer of each such Loan Party, and attaching a complete and correct copy of the Acquisition Agreement and the

Senior Unsecured Notes Indenture 2013, in each case including all schedules, exhibits, amendments, supplements and modifications thereto and all related material agreements.

(f) Authorization of Proceedings of Each Loan Party; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or other managers of each Loan Party (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (B) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable, of each Loan Party and a good standing certificate from the secretary of state of its jurisdiction of organization, dated within 30 days of the Effective Date and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Loan Party executing the Loan Documents to which it is a party.

(g) Representations and Warranties. On the Effective Date, the Business Representations and the Specified Representations shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)).

(h) Solvency Certificate. The Lenders shall have received a solvency certificate by the chief financial officer of the Borrower, certifying as to the financial condition and solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions, in form and substance reasonably satisfactory to the Lenders.

(i) Acquisition. Concurrently with the initial Credit Event hereunder, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (or the Arrangers shall be reasonably satisfied with the arrangements in place for the consummation of the Acquisition promptly after the initial Credit Event hereunder and shall have received confirmation from representatives of the Borrower that such actions shall be taken promptly after the initial Credit Event hereunder, with all such consummation to occur on the Effective Date), without giving effect to any alterations, amendments, supplements, modifications, other changes or express waivers thereto that are materially adverse to the Lenders without the prior written consent of the Majority Lead Arrangers.

(j) PATRIOT Act. The Arrangers shall have received such documentation and information as is reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by the Administrative Agent about the Borrower and the Guarantors to the extent the Administrative Agent and Borrower in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(k) Pro Forma Financials. The Administrative Agent shall have received pro forma balance sheet and related statement of operations of the Borrower and the Target for (i) the fiscal year ended December 31, 2012, (ii) each fiscal quarter ending after December 31, 2012 and at least 40 days before the Effective Date and (iii) the latest-four-quarter period ending with the last fiscal quarter for which such statements are required to be delivered under clause (ii), in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date.

(l) Forecasts. The Arrangers and the Lenders shall have received forecasts prepared by management of the Borrower, each in form reasonably satisfactory to the Arrangers and the Lenders, of balance sheets, income statements and cash flow statements for each quarter for the first two years following the Effective Date and for each of the four years commencing with the first fiscal year following the Effective Date.

(m) Existing Indebtedness. The Administrative Agent shall have received reasonably satisfactory evidence that, after giving effect to the Transaction, the Borrower and its Subsidiaries shall have outstanding no indebtedness for borrowed money or preferred stock other than (a) the loans and other extensions of credit under the Credit Facilities and (b) other indebtedness for borrowed money as set forth on Schedule 9.2(d). The Lead Arrangers shall have received reasonably satisfactory evidence that the Existing Credit Agreements and all other indebtedness shall have been paid in full on the closing of the Facilities.

(n) Fees. The Borrower shall have paid all fees then due to the Administrative Agent, the Lead Arrangers and the Lenders and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arrangers that have been invoiced at least 3 Business Days prior to the Effective Date (except as otherwise agreed by the Borrower) from the proceeds of the Borrowings under this Agreement on the Effective Date or otherwise.

(o) Approvals. All material governmental and/or regulatory approvals (including approvals from all applicable Gaming Authorities and excluding only the consents and approvals listed on Schedule 6.4 attached hereto) necessary to consummate the transactions contemplated by this Agreement shall have been obtained and be in full force and effect or otherwise applied for or requested (and the Borrower has no reason to believe that they will not be obtained in due course).

(p) Target Company’s Existing Indenture; New Pinnacle Notes Offering. The Fourth Supplemental Indenture dated as of April 2, 2013 (the “Consent Supplemental Indenture”) among the Target, the guarantors (as defined therein) and Wilmington Trust, National Association, as trustee, (i) remains in full force and effect and (ii) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to that would be materially adverse to the Lenders or the Lead Arrangers (in their capacity as such) without the prior written consent of the Original Lead Arrangers and the Majority Lead Arrangers. Concurrently with the closing of the Credit Facilities, the Target shall have delivered written notice to Wilmington Trust, National Association of the occurrence of the effective time of the Alternative Merger and the Post-Effective Merger (each as defined the Consent Supplement Indenture), pursuant to Section 3.01 of the Consent Supplemental Indenture. On the Effective Date, Target shall have paid to the paying agent on behalf of Holders (as defined in the Consent Supplemental Indenture) who delivered valid and unrevoked consents to the Waivers (as defined in the Consent Supplemental Indenture) and Amendments (as defined in the Consent Supplemental Indenture) prior to the Expiration Time (as defined in the Consent Supplemental Indenture) the remaining 50% of the Consent Fee (as defined in the Consent Solicitation

Statement (as defined in the Consent Supplemental Indenture)). The New Pinnacle Note Offering shall have been consummated and the Borrower shall have received the proceeds of the New Pinnacle Notes Offering in an aggregate amount of not less than $850,000,000.

(q) Borrowing Notice. Prior to the making of the Loans on the Effective Date, the Administrative Agent shall have received a Borrowing Notice meeting the requirements of Section 2.3.

For purposes of determining compliance with the conditions specified in this Section 7.1 on the Effective Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or be acceptable or satisfactory (or reasonably acceptable or reasonably satisfactory) to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying such Lender’s objection thereto.

Notwithstanding anything herein to the contrary, it is understood and agreed that, to the extent any Collateral is not provided on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of a Lien on such Collateral shall not constitute a condition precedent to the availability of the Facility on the Effective Date but shall be required to be delivered after the Effective Date in accordance with Section 8.13; provided that (a) with respect to perfection of security interests in UCC Filing Collateral, the Borrower shall have delivered all applicable UCC financing statements to the Administrative Agent or shall have authorized (or shall cause the applicable Subsidiary Guarantor to authorize) the Administrative Agent to file all applicable UCC financing statements, (b) with respect to perfection of security interests in Collateral constituting Intellectual Property, the Borrower shall have authorized the Administrative Agent (or shall cause the applicable Subsidiary Guarantor to authorize) the Administrative Agent to file all short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, and (c) the Borrower shall have delivered all Stock Certificates to the Administrative Agent. For purposes of this paragraph, “UCC Filing Collateral” means collateral for which a security interest can be perfected by filing a UCC financing statement. “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries for which (i) a security interest can be perfected by delivering such stock certificates and (ii) a security interest is required to be perfected in accordance with the provisions of the relevant Security Documents.

7.2 Conditions Precedent to All Loan Events. Except for the Loans to be made on the Effective Date, the agreement of each Lender except as specifically contemplated in Section 3, to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

(a) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Effective Date) (a)

no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Loan Party contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loan Department (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b) Borrowing Notice; Letter of Credit Request

(i) Prior to the making of each Term Loan, the Administrative Agent shall have received a Borrowing Notice meeting the requirements of Section 2.3.

(ii) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swing Line Loan, the Administrative Agent shall have received a Borrowing Notice meeting the requirements of Section 2.3.

(iii) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Loan Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Effective Date and thereafter, until the Commitments have been terminated and each Letter of Credit has been Cash Collateralized or back-stopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer, and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity and other contingent obligations as to which no claim has been asserted), are paid in full, that the Borrower shall and shall cause each Restricted Subsidiary to:

8.1 Financial Statements. Furnish to the Administrative Agent (including by e-mail):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the Administrative Agent; and (ii) supporting consolidating financial information in a form reasonably acceptable to the Administrative Agent; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, and (ii) supporting consolidating financial information in a form reasonably acceptable to the Administrative Agent, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

8.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 8.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 8.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(c) as soon as available, and in any event no later than 70 days after the end of each fiscal year of the Borrower, detailed quarterly consolidated budgets for such fiscal year (including quarterly projected consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year, and the related quarterly consolidated statements of projected cash flow, quarterly projected changes in financial position and quarterly projected income), and, as soon as available, significant revisions, if any, of such budget and projections for such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if the Borrower is not required to file financial statements with the SEC, within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) within five days after the same are sent, copies in electronic form (or if such statements are publicly available, notice via electronic mail of such availability) of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, notification via electronic mail of all financial statements and reports that the Borrower makes to, or files with, the SEC;

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request;

(g) upon request by the Administrative Agent and/or any Lender, copies of (i) any annual report filed in connection with each Single Employer Plan, (ii) all notices received by Borrower, any Subsidiary or any Commonly Controlled Entity from a Multiemployer Plan sponsor or the PBGC concerning an ERISA Event, and (iii) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent and/or any Lender shall reasonably request;

(h) concurrently with the delivery of the financial statements referred to in Section 8.1(a), a certificate of a Responsible Officer providing a report on any developments and improvements on any real property owned or leased by the Loan Parties that occurred in the past fiscal year, to the extent that such developments and/or improvements result in (i) any fee interest in any real property having a book value (together with improvements thereon) of at least $20,000,000 or (ii) any interest in any real property being used as part of an operating gaming facility of the Loan Parties, the absence of which could reasonably be expected to have a material adverse effect on the ability of the Loan Parties to operate such facility (including the gaming operations and any ancillary services provided, or to be provided, in connection with such facility), promptly deliver to the Administrative Agent each of the items set forth in Sections 7.1(b)(ii), (iv – x), pursuant to and in accordance with Section 8.10(b); and

(i) if all or any portion of the Condo Component is to be developed by the Borrower or any of its Restricted Subsidiaries, as soon as practicable, the Borrower shall deliver to the Administrative Agent, with respect to the Condo Component, the following information and materials (collectively, the “Condo Information Package”):

(i) the construction budget, the construction timetable and the construction plans and specifications; and

(ii) the organizational documents of any Person formed as a Restricted Subsidiary to own and/or develop the Condo Component.

The Borrower shall cause representatives of the Borrower to be available to discuss the Condo Information Package (and its contents) with the Administrative Agent, and shall attempt to answer and resolve any questions the Administrative Agent may have concerning the Condo Information Package.

8.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, if any, and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be or (b) to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

8.4 Conduct of Business and Maintenance of Existence, Etc..

(a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 9.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Comply with all Contractual Obligations and Requirements of Law, except (i) to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) with respect to Contractual Obligations and/or Requirements of Law being diligently contested in good faith and by appropriate proceedings; provided, that the result of such contest could not reasonably be expected to have a Material Adverse Effect.

(c) Conduct the operations of the Property subject to the Indiana Power of Attorney (the “Indiana Gaming Property”) in a manner so as to avoid any authorization by the Indiana Gaming Commission for the trustee under the Indiana Power of Attorney to conduct the operations at the Indiana Gaming Property unless such authorization and conducting of business could not reasonably be expected to have a Material Adverse Effect.

8.5 Maintenance of Property; Insurance.

(a) Except as in the aggregate could not reasonably be expected to result in a Material Adverse Effect, keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(c) If at any time a parcel of any improved Mortgaged Property is designated as (i) a Flood Zone, then Administrative Agent shall have received and the Borrower shall maintain or cause its applicable Subsidiary to maintain a policy of flood insurance in accordance with Section 7.1(b)(viii) or (ii) being in a “Zone 3” or “Zone 4” area and having a probable maximum loss in excess of twenty percent (20%), such probable maximum loss to be determined by an engineering firm reasonably acceptable to the Administrative Agent, obtain earthquake insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require.

(d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Administrative Agent as loss payee and mortgagee, on forms reasonably satisfactory to the Administrative Agent. Unless the Administrative Agent shall have received from the Borrower evidence satisfactory to the Administrative Agent of the insurance coverage required by this Agreement, the Administrative Agent may purchase such insurance at the Borrower’s expense.

8.6 Inspection of Property; Books and Records; Discussions. (a) keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to the business and activities of the Borrower and its consolidated Subsidiaries and (b) subject to any Gaming Laws restricting such actions, permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and, if no Default or Event of Default has occurred, upon reasonable advance notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

8.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding which, if adversely determined against the Borrower or any of its Restricted Subsidiaries in which the amount involved is $75,000,000 or more and not covered by insurance or which could reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance coverage);

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any material required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) in any event within ten days of obtaining knowledge thereof, the issuance of any authorization by the Indiana Gaming Commission for the trustee under the Indiana Power of Attorney to conduct the operations at the Indiana Gaming Property;

(f) promptly, and in any event within thirty (30) days after any officer of Borrower, any Subsidiary or any Commonly Controlled Entity obtains knowledge thereof, of the occurrence of any ERISA Event, to the extent such event could reasonably be expected to result in material liability to Borrower, and Subsidiary or any Commonly Controlled Entity, specifying the nature thereof, any action that any such party has taken, is taking, or proposes to take with respect thereto, and, when known, any action taken or threatened to be taken by the IRS, Department of Labor or PBGC pertaining thereto; and

(g) in any event within ten days of obtaining knowledge thereof, any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 8.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

8.8 Environmental Laws.

(a) Except as in the aggregate could not reasonably be expected to result in a Material Adverse Effect, comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Except as in the aggregate could not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

8.9 Control Agreements. Not later than 30 days after delivery of a written request from either the Administrative Agent or the Arrangers (which request can only be delivered if an Event of Default has occurred and is continuing), enter into a control agreement, in form and substance reasonably satisfactory to the Arrangers and the Administrative Agent, with respect to each Deposit Account (as defined in the UCC) and each Securities Account (as defined in the UCC) of the Borrower and the Restricted Subsidiaries, each such control agreement to be among the Administrative Agent, the Borrower or Restricted Subsidiary that is the holder of the applicable Deposit Account or Securities Account and the financial institution at which such Deposit Account or Securities Account is maintained

8.10 Additional Collateral, Etc..

(a) With respect to any Property that is of the type that would otherwise be subject to Liens created under the Security Documents and is acquired after the Effective Date by any Loan Party (other than (w) any Property described in paragraph (b) or paragraph (c) of this Section; (x) any Property, the pledge of which requires a consent of a third party that has not been obtained; provided, that the Borrower and/or the applicable Loan Party has taken commercially reasonable efforts to obtain such consent; (y) any Property subject to a Lien expressly permitted by Section 9.3(g), (h) and (s); and (z) any interest in any real property) and subject to compliance with applicable Gaming Laws (which the Borrower agrees and agrees to cause the applicable Loan Party to pursue approvals to permit any such pledges) as to which the Administrative Agent, for the benefit of the Lender Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents (provided, that amendments to intellectual property collateral assignments with respect to any intellectual property that is newly developed, acquired or otherwise obtained during any fiscal quarter shall be executed and delivered to the Administrative Agent with the Compliance Certificate delivered in respect of such fiscal quarter, but solely to the extent the Borrower has actual knowledge of such intellectual property within ten (10) Business Days prior to the date such Compliance Certificate is required to be delivered) or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lender Parties, a security interest in such Property, and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lender Parties, a perfected first priority security interest in such Property (subject only to Liens permitted pursuant to Section 9.3 of this Agreement), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent; provided, (1) if the Borrower gives notice that a Property acquired after the Effective Date will be used for the Condo Component, the Borrower will have thirty (30) days to execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lender Parties, a security interest in such Property, and (2) if such Property is transferred in a transaction permitted pursuant to Section 9.7(n), no such security interest shall be required.

(b) With respect to (x) any fee interest in any real property having a value (together with improvements thereof) of at least $20,000,000, (y) any leasehold interest in any real property pursuant to leases entered into by any Loan Party, as a tenant, with gross annual rent payments for each lease in excess of $8,000,000 and a term in excess of three (3) years, and (z) any interest in real property used as part of an operating gaming facility of the Loan Parties, the absence of which could reasonably be expected to have a material adverse effect on the ability of the Loan Parties to operate such facility (including the gaming operations and any ancillary services provided, or to be provided, in connection with such facility), as applicable, in the case of each of clauses (x), (y) and (z), acquired or entered into after the Effective Date by the Loan Parties (other than (w) any leasehold interests with respect to solely office space;

(x) any leasehold interest if the granting of a mortgage requires a consent of a third party that has not been obtained; provided, that the Borrower and/or the applicable Loan Party has taken commercially reasonable efforts to obtain such consent; (y) any leasehold interest if a memorandum of lease for such leasehold has not been recorded; provided, that the Borrower and/or the applicable Loan Party has taken commercially reasonable efforts to obtain such memorandum of lease; and (z) any such real property subject to a Lien expressly permitted by Section 9.3(g) and Section 9.3(h)), promptly deliver to the Administrative Agent each of the items set forth in Sections 7.1(b)(ii), (iv – x); provided, if the Borrower gives notice that a Property acquired after the Effective Date will be used for the Condo Component, the Borrower will have thirty (30) days to execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lender Parties, a security interest in such Property and if such Property is transferred in a transaction permitted pursuant to Section 9.7(n), no such security interest shall be required.

(c) With respect to any new Domestic Restricted Subsidiary (other than an Immaterial Subsidiary) created or acquired after the Effective Date and, to the extent that it would not result in an adverse tax, foreign gaming or foreign law consequence that is material for or with respect to such Subsidiary, any new Foreign Restricted Subsidiary created or acquired after the Effective Date (which in each case, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary by designation or otherwise) and subject to compliance with applicable Gaming Laws (which the Borrower agrees and agrees to cause the applicable Loan Party to pursue approvals to permit any such security interests), by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lender Parties, a perfected first priority security interest in the Capital Stock of such new Domestic Restricted Subsidiary (subject only to Liens permitted pursuant to Section 9.3 of this Agreement) and in the 66% of the total outstanding Capital Stock of such new Foreign Restricted Subsidiary, (ii) upon receipt of any approvals of the applicable Gaming Boards required in connection with the pledge of such Capital Stock, deliver to the Administrative Agent the certificates representing such Capital Stock that are securities under Section 8-102(a)(15) of the UCC, together with undated stock powers or assignments, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Loan Documents and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lender Parties a perfected first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary (subject only to Liens permitted pursuant to Section 9.3 of this Agreement), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters opined on with respect to the original version of the Loan Documents delivered by the Borrower, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Unrestricted Subsidiary (other than (x) the Foreign Unrestricted Subsidiaries and (y) to the extent actions described herein are prohibited by the terms of the formation or organizational documents of an Unrestricted Subsidiary or agreements by which such Unrestricted Subsidiary or its assets are bound, the Unrestricted Subsidiaries created or acquired for purposes of the transactions permitted under Section 9.7(l), (n) and (s) created or acquired after the Effective Date by the Borrower or any of its Restricted Subsidiaries, and subject to compliance with applicable Gaming Laws (which the Borrower agrees and agrees to cause the applicable Unrestricted Subsidiary to pursue approvals to permit any such pledges), promptly (i) execute and deliver to the Administrative Agent such amendments to the Loan Documents or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lender Parties, a perfected first priority security interest in the Capital Stock of such new Domestic Unrestricted Subsidiary, (ii) upon receipt of any approvals of the applicable Gaming Boards required in connection with the pledge of such Capital Stock, deliver to the Administrative Agent the certificates representing such Capital Stock that are securities under Section 8-102(a)(15) of the UCC, together with undated stock powers or assignments, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters opined on with respect to the original version of loan documents delivered by the Borrower, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) With respect to any material third party agreements or material entitlements that do not attach to the real property entered into or received by the Borrower or any of its Restricted Subsidiaries in connection with the construction of any Unfinished Project, use best efforts to promptly execute and deliver to the Administrative Agent such collateral assignment of the applicable third party agreement or entitlement in a form as is reasonably acceptable to the Administrative Agent.

(f) The provisions of this Section 8.10 shall not apply to assets as to which the Administrative Agent determines in its sole discretion that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

8.11 OFAC and Anti-Corruption Provisions.

(a) Borrower shall not, and shall ensure that none of its affiliated companies will, directly or indirectly use the proceeds of the Loans and the New Pinnacle Notes Offering: (i) for any purpose which would breach the U.K Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time; or (iii) in any other manner that will result in the violation of any applicable Sanctions by the Administrative Agent.

(b) Borrower and its Subsidiaries shall not, and shall use its commercially reasonable efforts to ensure that none of its affiliated companies will, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons, or (ii) any Sanctioned Country, to pay or repay any amount owing to the Lenders under this Agreement or to holders of the notes under the New Pinnacle Notes Offering.

(c) Borrower and its Subsidiaries shall, and shall use its commercially reasonable efforts to ensure that each of its affiliated companies will:

(i) conduct its business in compliance with Anti-Corruption Laws;

(ii) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and

(iii) have appropriate controls and safeguards in place designed to prevent any proceeds of any Loan or the New Pinnacle Notes Offering from being used contrary to the representations and undertakings set forth herein.

(d) Borrower shall and its Subsidiaries shall, and shall use its commercially reasonable efforts to ensure that each of its affiliated companies will: comply in all material respects with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to the Loans or the New Pinnacle Notes Offering, the transactions underlying such Loans or the New Pinnacle Notes Offering or Borrower’s execution, delivery and performance of the Loan Documents.

8.12 Compliance with FTC Order. Comply in all material respects with the requirements of the FTC Order.

8.13 Post-Closing Matters. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that certain of the conditions precedent in Section 7.1 and listed in Schedule 8.13 were not satisfied as of the Effective Date, and the Lenders hereby waive any such condition in exchange for Borrower’s agreement in the next sentence. Borrower shall, and shall ensure that each of the Restricted Subsidiaries shall, execute and deliver the documents and complete the tasks set forth on Schedule 8.13, in each case within the time limits specified on such Schedule (as each such period may be extended by the Administrative Agent).

8.14 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 9.

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Effective Date (immediately after consummation of the Acquisition) and thereafter, until the Commitments have been terminated and each Letter of Credit has been Cash Collateralized or back-stopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer, and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity and other contingent obligations as to which no claim has been asserted), are paid in full, the Borrower shall not, and shall not permit any Restricted Subsidiary to:

9.1 Financial Condition Covenants. So long as any Revolving Credit Commitments are outstanding:

(a) Consolidated Senior Secured Debt Ratio. Permit the Consolidated Senior Secured Debt Ratio as of the last day of any four consecutive fiscal quarter period of the Borrower and its Restricted Subsidiaries ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Senior Secured Debt Ratio
September 30, 2013	3.50 to 1.00
December 31, 2013	3.50 to 1.00
March 31, 2014	3.50 to 1.00
June 30, 2014	3.50 to 1.00
September 30, 2014	3.25 to 1.00
December 31, 2014	3.00 to 1.00
March 31, 2015	3.00 to 1.00
June 30, 2015	2.75 to 1.00
September 30, 2015	2.75 to 1.00
December 31, 2015	2.75 to 1.00
March 31, 2016	2.75 to 1.00
June 30, 2016	2.75 to 1.00

Fiscal Quarter Ending	Maximum Senior Secured Debt Ratio
September 30, 2016	2.75 to 1.00
December 31, 2016	2.75 to 1.00
March 31, 2017	2.75 to 1.00
June 30, 2017	2.75 to 1.00
September 30, 2017	2.75 to 1.00
December 31, 2017 and each fiscal quarter thereafter	2.75 to 1.00

(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any four consecutive fiscal quarter period of the Borrower and its Restricted Subsidiaries ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Total Leverage Ratio
September 30, 2013	8.00 to 1.00
December 31, 2013	8.00 to 1.00
March 31, 2014	8.00 to 1.00
June 30, 2014	7.75 to 1.00
September 30, 2014	7.75 to 1.00
December 31, 2014	7.50 to 1.00
March 31, 2015	7.25 to 1.00
June 30, 2015	7.00 to 1.00
September 30, 2015	6.75 to 1.00
December 31, 2015	6.25 to 1.00
March 31, 2016	6.25 to 1.00
June 30, 2016	6.00 to 1.00
September 30, 2016	5.75 to 1.00
December 31, 2016	5.50 to 1.00
March 31, 2017	5.25 to 1.00
June 30, 2017	5.00 to 1.00
September 30, 2017	5.00 to 1.00

Fiscal Quarter Ending	Maximum Consolidated Total Leverage Ratio
December 31, 2017 and each fiscal quarter thereafter	5.00 to 1.00

(c) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries to be less than 2.00 to 1.00;

(d) The provisions of this Section 9.1 are solely for the benefit of the Revolving Credit Lenders and, notwithstanding anything to the contrary in this Agreement, the Required Revolving Credit Lenders may (a) amend or otherwise modify this Section 9.1 or, solely for purposes of Sections 9.1(a), (b) or (c), the defined terms used, directly or indirectly, herein or (ii) waive any noncompliance with Sections 9.1(a), (b) or (c) or any Event of Default resulting from any such noncompliance, in each case, without the consent of any other Lenders.

9.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower to any Subsidiary, (ii) any Wholly Owned Subsidiary Guarantor to the Borrower or any other Wholly Owned Subsidiary Guarantor, and (iii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor to any other Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor; provided any such Indebtedness is unsecured and subordinated to the Obligations in a manner satisfactory to the Administrative Agent;

(c) (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 9.3(g)(g) and (ii) Indebtedness of any Person that becomes a direct or indirect Subsidiary of the Borrower after the Effective Date in an acquisition, provided such Indebtedness existed prior to the time such Person becomes a Subsidiary and neither the Borrower nor any other Loan Party (other than the newly acquired Subsidiary) is liable for such Indebtedness; provided, that the aggregate principal amount of Indebtedness permitted pursuant to this Section 9.2(c) shall not exceed $100,000,000 at any time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 9.2(d);

(e) Guarantee Obligations made by Borrower or any of its Restricted Subsidiaries of obligations of (i) the Borrower or any Restricted Subsidiary or (ii) any Unrestricted Subsidiary; provided, that the aggregate amount of Guarantee Obligations permitted under this clause (ii) shall not exceed $75,000,000 at any time outstanding;

(f) (i) Indebtedness of the Borrower in respect of the Existing Subordinated Obligations and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such

Indebtedness; provided, that such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Security Documents to the same extent as the obligations of the Borrower in respect of the Existing Subordinated Obligations are subordinated to the Obligations;

(g) New Subordinated Obligations (and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness), provided, that after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on the date of such incurrence (treating (x) any Indebtedness paid or prepaid with such proceeds as being paid or prepaid on the date of such incurrence if an irrevocable notice of payment or prepayment is given on the date of such incurrence and such payment or prepayment occurs on or prior to five (5) Business Days after such incurrence and (y) any net proceeds not applied to pay Indebtedness as an increase in Cash of the Person holding such Cash), the Consolidated Total Leverage Ratio (calculated pro forma as if such incurrence and application (including any increase in Cash) has occurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered or required to be delivered pursuant to Section 6.1(a) or Section 6.1(b)) shall not be higher than 0.25 less than the level required for such fiscal quarter pursuant to Section 9.1(b);

(h) New Subordinated Obligations and/or Permitted Refinancing Subordinated Obligations (and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness), all of the Net Cash Proceeds of which are used to refinance (including pursuant to a tender, redemption, exchange or other replacement) Term Loans, Revolving Credit Loans, Subordinated Obligations, Permitted Senior Unsecured Obligations or Permitted Refinancing Subordinated Obligations (and all interest and expenses incurred in connection therewith);

(i) to the extent not available from the Lenders, (x) Guarantee Obligations with respect to commercial letters of credit up to an aggregate amount not to exceed $50,000,000 at any one time outstanding so long as (i) such Indebtedness is incurred in the ordinary course of business and (ii) such Indebtedness is incurred for the purpose of effecting payment for goods or services required by the Borrower or any of its Restricted Subsidiaries, and (y) Guarantee Obligations with respect to standby letters of credit up to an aggregate amount of $13,500,000 at any time one outstanding;

(j) Deferred compensation payable to employees, officers and/or directors in accordance with the terms of the Deferred Compensation Plan;

(k) any Indebtedness incurred in accordance with Section 2.13;

(l) Indebtedness incurred pursuant to Section 4.21.3 of the Redevelopment Agreement in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(m) Indebtedness incurred in connection with the purchase, equipping, furnishing and/or refurbishing of one or more aircraft in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(n) (i) Indebtedness of the Borrower in respect of the Existing Senior Unsecured Obligations or Permitted Senior Unsecured Obligations and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Existing Senior Unsecured Obligations or Permitted Senior Unsecured Obligations; provided, that (x) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on the date of such incurrence (treating (A) any Indebtedness paid or prepaid with such proceeds as being paid or prepaid on the date of such incurrence if an irrevocable notice of payment or prepayment is given on the date of such incurrence and such payment or prepayment occurs on or prior to five (5) Business Days after such incurrence and (B) any net proceeds not applied to pay indebtedness as an increase in Cash of the Person holding such Cash), the Consolidated Total Leverage Ratio (calculated pro forma as if such incurrence and application (including any increase in Cash) has occurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered or required to be delivered pursuant to Section 8.1(a) or Section 8.1(b)) shall not be higher than 0.25 less than the level required for such fiscal quarter pursuant to Section 9.1(b); and (y) unless the Consolidated Total Leverage Ratio (calculated pro forma as if such incurrence and application (including any increase in Cash) has occurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered or required to be delivered pursuant to Section 8.1(a) or Section 8.1(b)) is less than 6.00 to 1.00, the aggregate principal amount of Indebtedness under this clause (n) shall not exceed $3,500,000,000;

(o) Indebtedness to the applicable franchisor or manager for funds advanced on behalf of, or obligations owed by, the Borrower or any Restricted Subsidiary pursuant to any Hotel Agreements; and

(p) Indebtedness respecting obligations of the Borrower or any Restricted Subsidiary to reimburse a Person who is not an Affiliate for amounts paid for options on land that such Person will be transferring to the Borrower or one of its Restricted Subsidiaries for development; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (p) shall not exceed $30,000,000 at any time;

(q) Indebtedness of the Borrower or any Subsidiary of the Borrower owed for property, casualty or liability insurance, so long as such Indebtedness shall be incurred only to defer the cost of such insurance for the year in which such Indebtedness is incurred; and

(r) Indebtedness not otherwise permitted by this Section 9.2, so long as the aggregate principal amount of Indebtedness outstanding under this clause (r) shall not exceed $125,000,000 at any time.

9.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments and other similar governmental charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the projects which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, encroachment, title defects, restrictions and other similar encumbrances created or suffered in the ordinary course of business or incurred in permitted real estate development activities (including, without limitation in connection with obtaining the necessary approvals to develop any Unfinished Project);

(f) Liens in existence on the date hereof listed on Schedule 9.3(f);

(g) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 9.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not less than 75%, or more than 100% of the purchase price of such fixed or capital asset;

(h) any Lien to secure Indebtedness permitted pursuant to Section 9.2(c)(ii); provided, that (i) such Lien is on Property of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary; (ii) such Lien was not created in contemplation of the acquisition of, merger or consolidation with or investment in such Person and (iii) such Lien does not extend to any assets other than those of the Person subject to such acquisition, merger, consolidation or investment;

(i) Liens created pursuant to the Security Documents;

(j) any lease affecting Property owned by the Borrower or any other Subsidiary entered into, assumed or otherwise acquired in the ordinary course of its business and covering only the assets so leased;

(k) Liens on Cash deposited to secure reimbursement obligations under commercial letters of credit permitted under Section 9.2(i), so long as the amount of Cash subject to any such Lien does not exceed 110% of the amount of the Indebtedness secured thereby;

(l) Intellectual Property rights granted by the Borrower or a Restricted Subsidiary not interfering in any material respect with the ordinary conduct of the business of the Borrower or the Restricted Subsidiaries, taken as a whole;

(m) any attachment or judgment Lien not constituting an event of default under Section 10.7;

(n) Liens arising from the filing of UCC financing statements relating solely to leases permitted by this Agreement;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property which does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(q) Liens reflected as exceptions on the title policies issued or endorsed to the Administrative Agent on the Effective Date as contemplated under Section 7.1(b)(iv), or in connection with Property acquired or mortgaged after the Effective Date, on title policies issued or endorsed pursuant to Section 8.10;

(r) [Reserved];

(s) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 9.2(m), provided that (i) such Liens do not at any time encumber any Property other than the Property financed or refinanced by such Indebtedness, and (ii) the amount of Indebtedness initially secured thereby is not more than 100% of fair market value of such fixed or capital asset;

(t) Earnest money or other deposits in Cash or Cash Equivalents for transactions permitted under this Agreement;

(u) Liens not otherwise permitted by this Section 9.3 so long as (i) such Liens do not secure funded Indebtedness and (ii) the aggregate outstanding amount of the obligations secured thereby does not exceed $50,000,000 at any one time outstanding;

(v) [Reserved];

(w) Lien securing Indebtedness permitted pursuant to Section 9.2(o) or other obligations owed to the applicable franchisor or manager pursuant to any Hotel Agreements;

(x) Liens on incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies securing financing of the premiums with respect thereto to the extent such Indebtedness is permitted to be incurred pursuant to Section 9.2(q);

(y) Any preferential arrangement in favor of the trustee under the Indiana Power of Attorney created by the execution and delivery of the Indiana Power of Attorney; provided, however, that the Indiana Power of Attorney may not create any other Lien or otherwise constitute or result in a Default or Event of Default; and

(z) Liens required in connection with the FTC Order.

9.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Person may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity and the Borrower shall comply with Section 8.14 in connection therewith) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 8.10 and Section 8.14 in connection therewith) and any Immaterial Subsidiary may be merged, consolidated or amalgamated with or into any Immaterial Subsidiary;

(b) any Restricted Subsidiary of the Borrower may liquidate, wind up, dissolve or cease to exist or may Dispose of any or all of its assets to the Borrower or any Restricted Subsidiary;

(c) a conversion of any Restricted Subsidiary to another form of organization when no Default or Event of Default exists or would result therefrom; provided, that the Borrower and such Restricted Subsidiary execute any assumption documents reasonably requested by the Administrative Agent to continue the perfection of Liens granted pursuant to the Loan Documents and to continue all other obligations under the Loan Documents to which such Restricted Subsidiary was a party;

(d) any Immaterial Subsidiary may be liquidated or dissolved or otherwise cease to exist; and

(e) any Person may merge, consolidate, amalgamate, liquidate, dissolve or Dispose of all or substantially all of its assets in a transaction that is a Disposition, or a series of transactions that are Dispositions, permitted pursuant to Section 9.5 (other than Section 9.5(c)).

9.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of personal property that is no longer used or useful in the ordinary course of business;

(b) the Disposition of Cash or Cash Equivalents and the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 9.4;

(d) Dispositions by the Borrower or a Restricted Subsidiary to the Borrower or another Restricted Subsidiary;

(e) Dispositions of any Investment in an Unrestricted Subsidiary;

(f) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor and the sale or issuance of any Immaterial Subsidiary’s Capital Stock to any Immaterial Subsidiary;

(g) any Designated Asset Sale, provided that a Fair Value Determination has been made with respect to such Disposition;

(h) Dispositions of Property, not otherwise permitted under this Section 9.5, in any one transaction or series of related transactions having a value not in excess of $25,000,000, and having an aggregate value not in excess of $50,000,000 in any fiscal year and not in excess of $150,000,000 during the term of this Agreement;

(i) any Recovery Event, provided, that the requirements of Section 5.2(d) are complied with in connection therewith;

(j) any Disposition of any Investment permitted pursuant to Section 9.7(k);

(k) any Disposition constituting any lease otherwise permitted under Section 9.3(j)

(l) any Disposition of Intellectual Property otherwise permitted under Section 9.3(l);

(m) any Disposition of all or any portion of the Property comprising the Condo Component, provided that a Fair Value Determination has been made with respect to such Disposition;

(n) dedications of rights of way, easements or other development concessions made by Borrower or its Restricted Subsidiaries as necessary, otherwise desirable, or as may be required in connection with obtaining the necessary approvals to develop, or as otherwise may be desirable to improve or remodel any Property;

(o) any Disposition of one or more aircraft;

(p) any Disposition of all or any portion of the Undeveloped Land;

(q) any Disposition of all or any portion of the STAR and TIF Bonds;

(r) any Required Asset Sale and any actions related thereto for purposes of compliance with the FTC Order;

(s) any Disposition of one or more of the Properties including by merger of a Subsidiary owning any such Properties, provided that (a) the aggregate amount of the net sale proceeds received from all such Dispositions shall not exceed $500,000,000, (b) the Borrower or its Subsidiaries, as the case may be, receives consideration for such Disposition at least equal to the Fair Market Determination of the assets sold or otherwise disposed of as determined in good faith by the Borrower, and (c) the Net Cash Proceeds thereof are applied as set forth in Section 5.2;

(t) any Disposition required by any Gaming Board to the extent the Net Cash Proceeds thereof are applied as set forth in Section 5.2; and

(u) any Disposition of assets (i) relating to the Target Lake Charles Property and/or the L’Auberge Lake Charles Property pursuant to the Shared Space Term Sheet (as defined in the Membership Interests Purchase Agreement), including termination of, or relinquishment of rights to enter into, the contemplated “Festival Grounds” lease in exchange for the new lease as contemplated therein, and any Disposition of other property and improvements in the Lake Charles, Louisiana area (other than land which the primary elements of (x) the L’Auberge Lake Charles hotel and casino currently occupy or (y) the Target Lake Charles Property hotel and casino which is currently under construction are expected to occupy) that Borrower determines would be desirable to contribute to the shared space arrangement contemplated by the Shared Space Term Sheet or (ii) pursuant to another purchase and sale agreement relating to the assets described in clause (i) above that accomplishes the business purposes contemplated by the Shared Space Term Sheet for such assets.

9.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in Cash or property or in obligations of the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor or (ii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor may make Restricted Payments to another Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor;

(b) the Borrower may make Restricted Payments in the form of common stock of the Borrower;

(c) the Borrower may repurchase or redeem Capital Stock of the Borrower to the extent required by any Gaming Board to prevent a License Revocation;

(d) the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of the Borrower or any Subsidiary following the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph subsequent to the Effective Date (net of any proceeds received by the Borrower during the corresponding period following the Effective Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000 per fiscal year;

(e) the Borrower may make Restricted Payments consisting of Investments in Unrestricted Subsidiaries permitted to be Disposed of pursuant to Section 9.5(e);

(f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make (i) redemptions, repurchases, defeasances, repayments or other acquisitions or retirements for value of Capital Stock to the extent required by any Gaming Board having jurisdiction over the Borrower or its Subsidiaries or deemed necessary by the Borrower in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Board or other right to conduct lawful gaming operations and (ii) redemptions, repurchases, defeasances, repayments or other acquisitions expressly permitted by Section 9.8; and

(g) in addition to the Restricted Payments otherwise expressly permitted by this Section 9.6, the Borrower may make Restricted Payments in an aggregate amount not to exceed $100,000,000, provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the Consolidated Senior Secured Debt Ratio (calculated pro forma as if such transaction has occurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered or required to be delivered pursuant to Section 8.1(a) or Section 8.1(b)) shall be less than 2.75 to 1.00.

9.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the casino operations of the Borrower or the Restricted Subsidiaries consistent with ordinary course gaming operations);

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 9.2(b) and Section 9.2(e);

(d) Investments in existence on the date hereof listed on Schedule 9.7(d);

(e) loans and advances to employees of the Borrower or any Restricted Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Restricted Subsidiaries of the Borrower not to exceed $10,000,000 at any one time outstanding;

(f) Investments consisting of the extension of credit to customers and suppliers of the Borrower and the Restricted Subsidiaries in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof;

(g) Investments received in connection with the settlement of any bona fide dispute with another Person or in satisfaction of judgments;

(h) Investments in assets not prohibited by Section 9.14 made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(i) Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Restricted Subsidiary;

(j) Investments in the Foreign Unrestricted Subsidiaries by the Borrower or a Restricted Subsidiary in an aggregate amount not to exceed the Maximum Foreign Subsidiary Investment Amount;

(k) In addition to Investments otherwise expressly permitted by this Section 9.7, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount outstanding at any time (valued at cost) not exceeding the sum of $300,000,000 plus an amount (but not less than zero) equal to 50% of the New Capital Available Proceeds;

(l) Borrower or its Restricted Subsidiaries shall be permitted to transfer all or any portion of the Undeveloped Land to an Unrestricted Subsidiary or a joint venture of the Borrower or its Restricted Subsidiary; provided, that any equity interest received by the Borrower or its Restricted Subsidiary in exchange therefore or in connection therewith shall be pledged as Collateral;

(m) Investments made in connection with Hedge Agreements entered into by Borrower or any of its Subsidiaries as required by Section 8.9 and to the extent not prohibited by Section 9.15;

(n) Investments in an Unrestricted Subsidiary or a joint venture for the purpose of development of the Condo Component in an amount not to exceed $10,000,000 at any one time outstanding;

(o) (i) Investments by the Borrower or any of its Restricted Subsidiaries in any Person that concurrently with such Investment becomes a Restricted Subsidiary or that is merged into or consolidated with Borrower or a Restricted Subsidiary pursuant to Section 9.4(a), or (ii) the acquisition of any assets (including by merger, consolidation or otherwise) constituting an ongoing business by a Borrower or a Restricted Subsidiary; provided, that in the case of clause (i) and (ii), the Borrower and the applicable Restricted Subsidiaries, if any, shall comply with Section 8.10 in connection therewith;

(p) Investments made by the Borrower in any Subsidiary received in exchange solely for common stock of the Borrower;

(q) [Reserved];

(r) Investments made pursuant to the Redevelopment Agreement;

(s) Investments made pursuant to the Hotel Agreements, not to exceed $10,000,000 at any time outstanding;

(t) Investments by the Borrower in the Atlantic City Entities not to exceed $12,000,000 in any calendar year;

(u) Investments by the Borrower in the Atlantic City Entities the proceeds of which are applied by the Atlantic City Entities for settlements and maintenance support of the Atlantic City Property, including application to property taxes, lease payments, demolition costs and other expenses, in an aggregate amount not to exceed $8,000,000 during the term of this Agreement;

(v) Investments by the Borrower in the Vietnam Project, provided that such Investments shall not exceed $50,000,000 at any time;

(w) Investments received by the Borrower in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations and other disputes with, customers and suppliers; and

(x) Investments by the Borrower with the net cash proceeds of new issuances of Capital Stock of the Borrower so long as such Investments are made within 180 days following the date of receipt of such proceeds.

9.8 Limitation on Optional Payments and Modifications of Debt Instruments, Etc..

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the principal of Subordinated Notes, the Permitted Refinancing Subordinated Notes or Permitted Senior Unsecured Obligations, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Subordinated Notes, the Permitted Refinancing Subordinated Notes or Permitted Senior Unsecured Obligations, provided that:

(i) the Borrower may prepay Existing Subordinated Obligations, New Subordinated Obligations, Permitted Refinancing Subordinated Obligations and Permitted Senior Unsecured Obligations in connection with the refinancing of such Existing Subordinated Obligations, New Subordinated Obligations, Permitted Refinancing Subordinated Obligations or Permitted Senior Unsecured Obligations with the proceeds of (1) New Subordinated Obligations and/or Permitted Refinancing Subordinated Obligations permitted pursuant to Section 9.2(h), or (2) Permitted Senior Unsecured Obligations permitted pursuant to Section 9.2(n); or

(ii) the Borrower may make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the Borrower’s Indebtedness under the Subordinated Notes and/or the Senior Unsecured Notes (including with the proceeds of any Loan); provided, that (x) no Default or Event of Default shall have occurred and be continuing or would result from such transaction,

(y) the Consolidated Senior Secured Debt Ratio (calculated pro forma as if such transaction has occurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered or required to be delivered pursuant to Section 8.1(a) or Section 8.1(b)) shall be less than 2.75 to 1.00, and (z) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Condition Covenants for such fiscal quarter immediately prior to and after giving pro forma effect to such transaction;

(b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Subordinated Notes or the Permitted Refinancing Subordinated Notes or the Permitted Senior Unsecured Notes, other than:

(i) any such amendment, modification, waiver or other change which would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon, or such amendments, modifications, waivers or other changes that do not in the aggregate render such instruments more restrictive than they were prior thereto; or

(ii) any other revisions, amendments, waivers or modifications that are determined by the Administrative Agent not to be adverse to the Lenders;

(c) designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Indentures;

(d) amend the Borrower’s certificate of incorporation in any manner determined by the Administrative Agent to be adverse to the Lenders; or

(e) amend or otherwise modify the FTC Order in any manner that is materially adverse to the Loan Parties or the Lenders.

9.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (i) transactions between or among the Borrower or any Restricted Subsidiary, (ii) indemnification agreements, arrangements or provisions between the Borrower or any of its Subsidiaries and the officers, directors or any other employee of Borrower or any of its Subsidiaries, (iii) the allocation, or lack thereof, of common expenses (including, without limitation, insurance premiums and overhead expenses), (iv) payments pursuant to tax sharing agreements between or among the Borrower and any of its Subsidiaries that the Borrower has determined in its business judgment should be paid collectively, (v) any single transaction or series of related transactions involving payments of less than $5,000,000, and (vi) the transactions listed on Schedule 9.9 hereto) unless such transaction is (a) not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that the provisions of this Section 9.9 shall not apply to transactions permitted pursuant to Section 9.5(f), Section 9.6, Section 9.7(e), (j), (l), (n), (p), (s), (t), (u) or (v).

9.10 Limitation on Sales and Leasebacks. Except for (a) the Disposition of one or more aircraft in a transaction permitted pursuant to Section 9.5(o), (b) sale and leaseback transactions that are (i) permitted pursuant to Section 9.5(n), (ii) entered into after January 1, 2013 and (iii) do not exceed in the aggregate Property with a value during the term of this Agreement in excess of $30,000,000 or (c) sale and leaseback transactions that do not exceed in the aggregate Property with a value in any fiscal year in excess of $15,000,000, enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property, which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

9.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

9.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Security Documents, other than (a) this Agreement and the other Loan Documents, (b) the Indentures, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary provisions in leases and licenses entered into in the ordinary course of business consistent with past practices (in each case applicable solely to such lease or license or the Property subject to such lease or license), (e) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 9.5 solely to the extent that such restrictions apply solely to the assets to be Disposed, (f) in accordance with applicable Gaming Laws, (g) restrictions in any agreement relating to the Condo Component and the Undeveloped Land, (h) the St. Louis County Ground Lease, and (i) customary restrictions contained in agreements with respect to Indebtedness permitted pursuant to Section 9.2(c), Section 9.2(d) and Section 9.2(m).

9.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, (b) make Investments in the Borrower or any other Restricted Subsidiary, or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; (iii) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 9.5 solely to the extent that such restriction applies solely to the assets to be Disposed; (iv) customary anti-assignment provisions in leases and licenses entered into in the ordinary course of business consistent with past practices (in each case applicable solely to such lease or license or the Property subject to such lease or license); (v) customary restrictions on transfers of assets contained in any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (vi) restrictions in any agreement relating to the Condo Component and the Undeveloped Land, and (vii) restrictions contained in agreements with respect to Indebtedness permitted pursuant to Section 9.2(c), Section 9.2(d) and Section 9.2(m).

9.14 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses (including horse racing) in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related or similar thereto except the Borrower may (i) engage in businesses related to online gaming, (ii) enter into any joint venture or financing for the Condo Component or (ii) pursue the pre-development of all or any part of the Undeveloped Land.

9.15 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates.

9.16 Limitation on Changes to Deferred Compensation Plan. Amend or modify the Deferred Compensation Plan in a manner that would change its nature from that of a “defined contribution plan,” within the meaning of Section 414(i) of the Code, to a “defined benefit plan,” within the meaning of Section 414(j) of the Code.

9.17 Directors’ and Officers’ Trust. Notwithstanding anything to the contrary contained in this Agreement (including the negative covenants in this Section 9), Borrower may deposit up to $10,000,000 into a Directors’ and Officers’ Trust.

SECTION 10.

EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.1 Payments.

The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

10.2 Representations, Etc..

Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

10.3 Covenants.

(a) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 8.4(a) (with respect to the Borrower only) or Section 9; provided, that any default under the Financial Condition Covenants shall not constitute an Event of Default with respect to the Term Loan Facility until the date on which the Revolving Credit Loans (if any) have been accelerated or the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders; or

(b) Any Loan Party shall default in, or an event of default shall occur with respect to, the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in Sections 10.1, 10.2 and 10.3(a)), and such default or event of default shall continue unremedied for a period of 30 days; or

10.4 Default Under Other Agreements.

The Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this Section 10.4 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 10.4 shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or

10.5 Bankruptcy, Etc..

(a) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or

(b) There shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days;

(c) or there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(d) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above; or

(e) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

10.6 ERISA.

Any ERISA Event shall occur that, either alone or together with all other such ERISA Events, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

10.7 Judgments.

One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

10.8 Security Documents.

Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 11.11), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

10.9 Guaranty.

The guarantee contained in the Subsidiary Guaranty shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 11.11), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

10.10 Change of Control.

Any Change of Control shall occur; or

10.11 Subordinated Notes.

The Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Security Documents, as the case may be, as provided in the applicable Indentures, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Subordinated Notes shall so assert;

then, and in any such event, (i) if such event is an Event of Default specified in clause (a) or (b) of Section 10.5 above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then- outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (ii) if such event is any other Event of Default, either or both of the following actions may be taken: (A) with the consent of the Required Revolving Credit Lenders, the Administrative Agent may, or upon the request of the Required Revolving Credit Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (B) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then-outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other

Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

10.12 Application of Proceeds.

Any amount received by the Administrative Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 10.5 shall be applied:

(a) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with any collection or sale or otherwise in connection with any Loan Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

(b) second, to the Lender Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Lender Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(c) third, any surplus then remaining shall be paid to the applicable Loan Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Letter of Credit Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (a) through (c) above.

SECTION 11.

THE AGENTS

11.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents (including as Mortgage Trustee for such Lender and the other Lender Parties under the Preferred Ship Mortgages) and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 11 (other than Section 11.1(c) with respect to the Arrangers) are solely for the benefit of the Agents and the Lenders, and the Borrower shall have no rights as third party beneficiary of any such provision. Each references in this Section 11 to the Administrative Agent shall include the Administrative Agent in its capacity as Mortgage Trustee under the Preferred Ship Mortgages.

(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, the Swing Line Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(c) Each of the Arrangers, the Co-Documentation Agents and the Co-Managers each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 11.

11.2 Delegation of Duties. The Administrative Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

11.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower or any Guarantor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any Guarantor or any other Loan Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

11.4 Reliance by Agents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law. For purposes of determining compliance with the conditions specified in Section 7 on the Effective Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

11.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

11.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Subsidiary, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender, the Swing Line Lender or any Letter of Credit Issuer. Each Lender, the Swing Line Lender and each Letter of Credit Issuer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower,

Guarantor and any other Subsidiary and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Subsidiary. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Subsidiary that may come into the possession of the Administrative Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7 Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 11.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 11.7 shall survive the payment of the Loans and all other amounts payable hereunder.

11.8 Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Guarantor as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9 Successor Agents and Successor Swing Line Lender.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 10.1 or 10.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 11 (including Section 11.7) and Section 12.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer and its Affiliates’ resignation as Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swing Line Lender, (b) the retiring Letter of Credit Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

11.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 11.10. For the avoidance of doubt, for purposes of this Section 11.10, the term “Lender” includes any Letter of Credit Issuer and the Swing Line Lender.

11.11 Agents Under Security Documents and Subsidiary Guaranty. Each Lender Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of the Lender

Parties, to be the agent for and representative of the Lender Parties with respect to the Collateral and the Security Documents. Subject to Section 12.1, without further written consent or authorization from any Lender Party, the Administrative Agent may execute any documents or instruments necessary to (a) in connection with a sale or disposition of assets permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or (ii) release any Guarantor from the Subsidiary Guaranty, (b) in its discretion, subordinate any Lien on any item of Collateral that is subject to a Permitted Lien (that requires such subordination) or (c) upon request of the Borrower, to execute and deliver subordination and non-disturbance agreements whereby the Administrative Agent agrees not to disturb the rights of a counterparty to a Hotel Agreement absent default by such party thereunder, and such party agrees that its rights under such Hotel Agreement shall be subordinate to the Liens and security interests of the Administrative Agent under the Loan Documents.

The Administrative Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 11.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Administrative Agent under this Section 11.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by the Borrower to the Administrative Agent under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.11.

11.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agents and each Lender Party hereby agree that (i) no Lender Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lender Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lender Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

11.13 Treasury Management Agreements and Hedge Agreements. Except as otherwise expressly set forth herein or in any Security Document, no Treasury Management Bank or Qualified Counterparty that obtains the guarantees hereunder or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 11 to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Qualified Counterparty, as the case may be.

SECTION 12.

MISCELLANEOUS

12.1 Amendments, Waivers and Releases. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Loan Party or Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Sections 5.3(a) (with respect to the ratable allocation of any payments only) and 12.8(a) and 12.19, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or

(ii) amend, modify or waive any provision of this Section 12.1, consent to the assignment or transfer by the Borrower of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4) or alter the order of application set forth in Section 10.12, in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent in a manner that directly and adversely affects such Person, or

(iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer, or

(v) amend, modify or waive any provisions hereof relating to Swing Line Loans without the written consent of the Swing Line Lender in a manner that directly and adversely affects such Person, or

(vi) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or

(vii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or

(viii) decrease the amount or allocation of any mandatory prepayment to be received by any Term Loan Lender without the written consent of the Required Term Loan Lenders, (x)(A) decrease the Term Loan Repayment Amount applicable to Tranche B-1 Term Loans, Tranche B-2 Term Loans or any other Class of Term Loans, as applicable, extend any scheduled Term Loan Repayment Date applicable to Tranche B-1 Term Loans, Tranche B-2 Term Loans or any other Class of Term Loans, as applicable, in each case without the written consent of the Required Tranche B-1 Term Loan Lenders, Required Tranche B-2 Term Loan Lenders or the Required Term Loan Lenders of such Class, as applicable and (B) decrease the amount or allocation of any mandatory prepayment to be received by any Tranche B-1 Term Loan Lender, Tranche B-2 Term Loan Lender or by any other Lender of any other Class of Term Loans, as applicable, in a manner disproportionately adverse to the interests of the Tranche B-1 Term Loan Lenders, the Tranche B-2 Term Loan Lenders or by any other Lender of any other Class of Term Loans, as applicable, in relation to the Lenders of any other Class of Term Loans, in each case without the written consent of the Required Tranche B-1 Term Loan Lenders, the Required Tranche B-2 Term Loan Lenders or the Required Term Loan Lenders of such Class, as applicable; or

(ix) reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Prepayment Lenders”, “Required Revolving Credit Lenders”,

“Required Tranche B-1 Term Loan Lenders” or “Required Tranche B-2 Term Loan Lenders” or amend, modify or waive any provision of this Section 12.1 that has the effect of altering the number of Lenders that must approve any amendment, modification or waiver, in each case without the written consent of each Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended, (ii) the principal amount of the Loans of such Lender may not be forgiven or reduced and (iii) amend, modify or waive any provision hereof which requires the approval of all Lenders or all affected Lenders if such amendment, modification or waiver disproportionately directly and adversely affects such Defaulting Lender, in each case without the consent of such Defaulting Lender.

Notwithstanding the foregoing, only the Required Revolving Credit Lenders shall have the ability to waive, amend, supplement or modify the Financial Condition Covenants.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) or Extension Amendment effectuated without the consent of Lenders in accordance with Section 2.13, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all or any portion of outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term

Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (c) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans (when taken as a whole) than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing; provided that a certificate of an Authorized Officer of Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Replacement Term Loans, together with a reasonably detailed description of the material terms and conditions of such Replacement Term Loans or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 12.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Lender Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Lender Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

12.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

Borrower:	Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
Attn: Carlos Ruisanchez
With copies to John A. Godfrey
Telecopy: (702) 541-7778
Telephone: (702) 541-7777

Administrative Agent:	JPMorgan Chase Bank, N.A.
500 Stanton Road, Ops 2
Third Floor
Newark, DE 19713
Attn: Brittany Duffy
E-mail: brittany.duffy@jpmorgan.com
Telecopy: (302) 634-4733
Telephone: (302) 634-8814

Letter of Credit Issuer:	As notified by such Letter of Credit Issuer to
the Administrative Agent and the Borrower

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided, that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received; provided further, that in the cases of clauses (ii)(C) and (D), any notices and other communications sent after normal business hours of any recipient shall be deemed to have been received on the next Business Day.

12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

12.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of a primary counsel to the Agents, or such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld) and, if necessary, one firm of local counsel in each appropriate jurisdiction, (b) to pay or reimburse each Agent and each Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or after the occurrence of a Default, preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to the Agents and the Lenders (including the allocated fees and disbursements and other charges of in-house counsel), (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates, their respective Affiliates’ controlling persons, and the directors, officers, employees, trustees, investment advisors and agents of any of the foregoing (collectively, the “Indemnitees”), from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such group of indemnified Persons may retain other counsel), related to the Transactions (including, without limitation, the Acquisition) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitees, or (ii) disputes between and among Persons otherwise entitled to indemnification other than disputes involving the Administrative Agent in its capacity as such. No Person entitled to indemnification under clause (d) of this Section 12.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or any other Person, whether or not any Person entitled to indemnification under clause (d) of this Section 12.5 is otherwise a party thereto. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Vice President of Finance, at the address of the Borrower set forth in Section 12.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 12.5 shall not apply with respect to any claims for Taxes, which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Section 2.10.

12.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 12.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 12.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than any natural Persons) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund or (2) an assignment of Loans or Commitments to any other assignee if an Event of Default under Section 10.1 or Section 10.5 has occurred and is continuing, provided that the Borrower shall be deemed to have consented to any assignment if the Borrower does not respond within ten Business Days of a request for its consent with respect to such assignment; and

(B) the Administrative Agent and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Swing Line Lender and the Letter of Credit Issuer, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of Revolving Credit Commitments and $1,000,000 in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 10.1 or Section 10.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms; and

(E) any assignment of Term Loans to the Borrower or any Subsidiary shall also be subject to the requirements of Section 12.6(h). Notwithstanding anything to the contrary contained herein, no Lender may assign Revolving Credit Loans or Revolving Credit Commitments to the Borrower or any Subsidiary,

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 12.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 12.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 12.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Loan Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and related interest amounts) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this

Section 12.6 and any written consent to such assignment required by clause (b) of this Section 12.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, the Letter of Credit Issuer or the Swing Line Lender, sell participations to one or more banks or other entities (other than the Borrower and its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (vii) of the second proviso to Section 12.1 that affects such Participant. Subject to clause (c)(ii) of this Section 12.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.6, including the requirements of clause (e) of Section 5.4). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 12.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, or 5.4 than the applicable Lender would have been entitled to receive absent the sale of the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under

Section 5f.103-1(c) of the United States Treasury Regulations complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by an Agent at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other governmental authority, and this Section 12.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Subject to Section 12.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the

Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 12.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 12.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.6, including the requirements of clause (e) of Section 5.4). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(h) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower or any Subsidiary and (y) the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction) or (y) open market purchases; provided that any Loans or Commitments acquired by the Borrower or any Subsidiary shall be retired and cancelled promptly upon the acquisition thereof.

12.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(b)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 10.1 or 10.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and interest, fees and other amounts payable to such replaced Lender, including other amounts pursuant to Section 2.10, 2.11 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.1 requires the consent of either (i) all of the Lenders affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.6; provided further, that such Non-Consenting Lenders being replaced as a result of failing to consent to any Repricing Transaction with respect to the Tranche B-1 Term Loans and/or Tranche B-2 Term Loans shall receive the fees contemplated by Section 4.1(g) with respect to such Lender’s Tranche B-1 Term Loans and/or Tranche B-2 Term Loans.

(c) If any Gaming Board shall determine that any Lender does not meet suitability standards prescribed under applicable Gaming Laws (an “Unsuitable Lender”), each of the Administrative Agent and the Borrower shall have the right (but not the duty) to immediately or within a time period prescribed by the applicable Gaming Board to cause such Unsuitable Lender (and such Unsuitable Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more eligible assignees (each a “Substitute Lender”) in accordance with the provisions of Section 12.6 and the Unsuitable Lender shall pay any fees payable thereunder in connection with such assignment; provided, that (i) on the date of such assignment, the Substitute Lender shall pay to the Unsuitable Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Unsuitable Lender, (B) an amount equal to all Unpaid Drawings and participations that have been funded by such Unsuitable Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Unsuitable Lender; and (ii) on the date of such assignment, the Borrower shall pay any amounts payable to such Unsuitable Lender pursuant to Article 5 or otherwise as if it were a prepayment. The Borrower shall bear the costs and expenses of any Lender required by any Gaming Boards to file an application for a finding of suitability in connection with the investigation of an application by the Borrower or the other Loan Parties for a license to operate a gaming establishment.

(d) Notwithstanding the provisions of Section 12.7(c), if any Lender becomes an Unsuitable Lender, and if the Administrative Agent or the Borrower fails to find a Substitute Lender pursuant to the foregoing Section 12.7(c) within any time period specified by the appropriate Gaming Boards for the withdrawal of an Unsuitable Lender (the “Withdrawal Period”), the Borrower shall, if and to the extent required by the appropriate Gaming Boards, promptly prepay in full the outstanding amount of all Loans and Revolving Credit Exposure of the Unsuitable Lender, together with all unpaid fees owing to such Unsuitable Lender and any amounts payable to such Unsuitable Lender pursuant to Article 5 or otherwise as if it were a prepayment and, in each case where applicable, with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period. Upon the prepayment of all amounts owing to any Unsuitable Lender and the termination of such Unsuitable Lender’s Commitments, if any, such Unsuitable Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Unsuitable Lender to indemnification hereunder shall survive as to such Unsuitable Lender.

12.8 Adjustments; Set-off.

(a) Except as contemplated in Section 12.6 or elsewhere herein, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Loan Parties, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Loan Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Loan Parties. Each Lender agrees promptly to notify the Loan Parties and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

12.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.11 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

12.12 GOVERNING LAW.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW OR CHOICE OF LAW PROVISIONS THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(B) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING

TO THIS AGREEMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

12.13 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(b) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 12.12 at such other address of which the Administrative Agent shall have been notified pursuant to Section 12.12; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.13 any special, exemplary, punitive or consequential damages.

12.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and the Loan Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Loan Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

12.15 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.16 Confidentiality. The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or applicable law or regulation or (a) to such Lender’s, the Administrative Agent’s, other Agent’s or Affiliates of Lenders, the Administrative Agent or other Agent and its and their attorneys, professional advisors, agents, independent auditors, trustees, partners (other than any portfolio company or other potential competitor of the Borrower and provided, that, in the case of Affiliates, such Confidential Information is provided on a need to know basis and only to the extent directly related to providing the Loans hereunder and such Affiliates are informed of the confidential nature of the Confidential Information), (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Loan Parties, the Loans and the Loan Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder and (e) to a nationally recognized ratings agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by applicable law or court order, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent or such other Agent by any governmental, regulatory or self-regulatory agency or representative thereof (other than (i) any such request in connection with an examination of the financial condition of such Lender by such agency or (ii) routine regulatory requests of which the Loan Parties are not the specific target) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 12.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 12.16 or confidentiality provisions at least as restrictive as those set forth in this Section 12.16. Notwithstanding the foregoing (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a nonconfidential basis from a source other than the Borrower or its Subsidiaries and (ii) the Administrative Agent shall not be responsible for compliance with this Section 12.16 by any other Agent or any Lender.

12.17 Direct Website Communications.

(a) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 12.17 shall prejudice the right of the Borrower, the Administrative Agent, any other

Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.

(b) The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 12.16.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE LOAN PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Loan Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.

(d) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Loan Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

12.18 USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act.

12.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

12.20 Gaming Laws and Liquor Laws. Any other provision of this Agreement or any other Loan Documents to the contrary notwithstanding, (a) all rights, remedies and powers provided in this Agreement and the other Loan Documents, including with respect to the Collateral, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws, and only to the extent that any required approvals, including prior approvals are obtained from the requisite Gaming Boards and Liquor Authorities; (b) all provisions of this Agreement and the other Loan Documents, including with respect to the Collateral, are to be subject to all Gaming Laws and Liquor Laws; and (c) Administrative Agent will timely comply with notice requirements and obtain all required approvals, as applicable, and otherwise comply with all rules and regulations, of the applicable Gaming Board and Liquor Authorities for the sale or other disposition of any Collateral, including, without limitation, any equity interest in any Loan Party holding a Gaming License or Liquor License or owning any gaming property or equipment regulated by Gaming Laws (including any gaming equipment consisting of slot machines, video lottery terminals, tote machines and similar wagering equipment, gaming tables, cards, dice, gaming chips, player tracking systems, and all other “gaming devices,” “associated equipment,” “mobile gaming systems,” “cashless wagering systems” and “interactive gaming systems” (as each of the foregoing terms or words of like import referring thereto are defined in the applicable Gaming Laws)). Each of the Agents and Lenders acknowledge that it is subject to being called forward by the applicable Gaming Boards or the Liquor Authorities, in their discretion, for licensing or a finding of suitability or to file or provide other information.

Notwithstanding any other provision of this Agreement, each of the Lender Parties agrees to cooperate, and the Loan Parties expressly authorize each of the Agents and the other Lender Parties to cooperate, with the applicable Gaming Boards and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and the other Loan Parties, including, without limitation, to the extent not inconsistent with the internal policies of such Agent or other Lender Party and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such applicable Gaming Boards and Liquor Authorities relating to the Agents, the other Lender Parties or the Borrower or any other Loan Party, or the Loan Documents. The parties acknowledge that the provisions of this Section 12.20 shall not be for the benefit of any Loan Party or any other Person.

12.21 Amendment and Restatement. It is the intention of each of the parties hereto that the Existing Pinnacle Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Pinnacle Credit Agreement and that all Indebtedness and Obligations of the Borrower and the other Loan Parties under the Loan Documents shall be secured by the Security Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Pinnacle Credit Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Pinnacle Credit Agreement made under and in accordance with the Existing Pinnacle Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Carlos A. Ruisanchez
Name: Carlos A. Ruisanchez
Title: President and Chief Financial Officer

ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Marc Costantino
Name: Marc Costantino
Title: Executive Director

LETTER OF CREDIT ISSUER

BARCLAYS BANK PLC

By:	/s/ Noam Azachi
Name: Noam Azachi
Title: Vice President

LETTER OF CREDIT ISSUER

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Keith C. Braun
Name: Keith C. Braun
Title: Managing Director

LENDER

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

LENDER

BANK OF AMERICA, N.A.

By:	/s/ Brandon Bolio
Name: Brandon Bolio
Title: Vice President

LENDER

Deutsche Bank AG New York Branch

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

By:	/s/ Benjamin Souh
Name: Benjamin Souh
Title: Vice President

LENDER

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Rick Bokum
Name: Rick Bokum
Title: Managing Director

LENDER

BARCLAYS BANK PLC,

By:	/s/ Noam Azachi
Name: Noam Azachi
Title: Vice President

LENDER

Credit Agricole Corporate and Investment Bank,

By:	/s/ Joseph A. Asciolla
Name: Joseph A. Asciolla
Title: Managing Director

By:	/s/ David Bowers
Name: David Bowers
Title: Managing Director

LENDER

FIFTH THIRD BANK,

By:	/s/ Richard Arendale
Name: Richard Arendale
Title: Vice President

LENDER

UBS LOAN FINANCE LLC,

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

LENDER

U.S. BANK NATIONAL ASSOCIATION,

By:	/s/ Chad T. Orrock
Name: Chad T. Orrock
Title: Vice President

LENDER

The Royal Bank of Scotland plc,

By:	/s/ Alex Daw
Name: Alex Daw
Title: Director

LENDER

SUMITOMO MITSUI BANKING CORPORATION,

By:	/s/ William G. Karl
Name: William G. Karl
Title: General Manager

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